The information in this preliminary prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(5)
Registration Number: 333-126314

PROSPECTUS SUPPLEMENT	SUBJECT TO COMPLETION DATED JANUARY 11, 2006
(To Prospectus dated July 13, 2005)

             Shares

Strategic Hotel Capital, Inc.

    % Series B Cumulative Redeemable Preferred Stock

Liquidation Preference $25.00 Per Share

We are offering              shares of our         % Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, which we refer to in this prospectus supplement as the Series B Preferred Stock. We will pay cumulative dividends on the Series B Preferred Stock from, but excluding, the date of original issuance in the amount of $             per share each year, which is equivalent to         % of the $25.00 liquidation preference per share. However, if following a “change of control,” the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, investors will be entitled to receive cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Series B Preferred Stock is not so listed or quoted at the increased rate of         % per annum of the $25.00 liquidation preference (equivalent to $             per annum per share) for as long as the Series B Preferred Stock is not so listed or quoted. Dividends on the Series B Preferred Stock will be payable quarterly in arrears, beginning on March 31, 2006.

Investors in our Series B Preferred Stock generally will have no voting rights but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.

We may not redeem the Series B Preferred Stock before                 , 2011, except in limited circumstances to preserve our status as a real estate investment trust, or REIT, or as described below. On or after                 , 2011, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to the redemption date. If at any time following a “change of control,” the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, we will have the option to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series B Preferred Stock is not so listed or quoted, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. Our Series B Preferred Stock has no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities.

Our stock is subject to an ownership limit of 9.8% in value of all outstanding shares, which is designed to preserve our qualification as a REIT. See “Description of the Series B Preferred Stock—Restrictions on Ownership and Transfer” on page S-37 of this prospectus supplement and “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer” on page 31 of the accompanying prospectus for more information about these restrictions.

There is currently no public market for our Series B Preferred Stock. We have filed an application to list our Series B Preferred Stock on the New York Stock Exchange under the symbol “SLHPrB.” If this application is approved, we expect trading of the Series B Preferred Stock will commence within 30 days of the initial delivery of the shares to the underwriters.

Investing in our Series B Preferred Stock involves risks. See “ Supplemental Risk Factors” beginning on page S-19 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

	Per Share	Total
Public offering price	$25.0000	$
Underwriting discounts and commissions	$0.7875	$
Proceeds, before expenses, to us.	$24.2125	$

We expect that the Series B Preferred Stock will be ready for delivery in book-entry form through the Depository Trust Company on or about                      , 2006.

We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional              shares of Series B Preferred Stock at the public offering price per share, less underwriting discounts and commissions, to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Wachovia Securities	Raymond James

Sole Book-Running Manager	Joint Lead Manager

A.G. Edwards	RBC Capital Markets	Stifel Nicolaus

The date of this prospectus supplement is January     , 2006.

Prospectus Supplement

Prospectus

You should rely only on the information contained in, incorporated or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in, incorporated or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus to which it relates or the documents incorporated or deemed incorporated herein or therein is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such documents.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, references to “we,” “our,” “us,” “SHCI,” the “Company” and the “REIT” are to Strategic Hotel Capital, Inc. and, except as the context otherwise requires, its consolidated subsidiaries, including Strategic Hotel Funding, L.L.C., our operating company, and its consolidated subsidiaries. References to “SHC Funding” or the “limited liability company” are to Strategic Hotel Funding, L.L.C. References to “Whitehall” are to Whitehall Street Real Estate Non-managing membership VII, Whitehall Street Real Estate Non-managing membership IX and their affiliates.

This prospectus supplement contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Fairmont®, Four Seasons®, Hilton®, Hyatt®, InterContinental®, Loews®, Marriott® and Ritz-Carlton®. None of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees is an issuer or underwriter of the securities being offered hereby. In addition, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees has or will have any liability arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus supplement or otherwise disseminated in connection with the offer or sale of the securities offered hereby.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Series B Preferred Stock we are offering and certain other matters relating to us. This first part also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which may not apply to this offering or the Series B Preferred Stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

This prospectus supplement and the accompanying prospectus are not an offer to sell any security other than the shares of Series B Preferred Stock and are not soliciting an offer to buy any security other than the Series B Preferred Stock. This prospectus supplement and the accompanying prospectus are not an offer to sell our Series B Preferred Stock to any person, and it is not soliciting an offer from any person to buy our Series B Preferred Stock, in any jurisdiction where the offer or sale to that person is not permitted.

S-ii

FORWARD-LOOKING STATEMENTS

On one or more occasions, we may make statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. All statements other than statements of historical facts included or incorporated by reference in this prospectus supplement or in the accompanying prospectus, including, without limitation, the statements under “Prospectus Supplement Summary” and located elsewhere in this prospectus supplement or incorporated by reference herein relating to expectations of future financial performance, continued growth, changes in economic conditions or capital markets and changes in customer usage patterns and preferences, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”).

Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “targets,” “will,” “will continue,” “will likely result” or other comparable expressions or the negative of these terms identify forward-looking statements. Forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that our projections will be achieved.

In addition to other factors and matters discussed elsewhere in our quarterly, annual and current reports that we file with the Securities and Exchange Commission (the “SEC”), and which are incorporated by reference into this prospectus supplement, some important factors that could cause actual results or outcomes for us to differ materially from those discussed in forward-looking statements include, but are not limited to:

•	The factors discussed in this prospectus supplement under the section titled “Supplemental Risk Factors” and the accompanying prospectus under the section titled “Risk Factors”;

•	Availability of capital;

•	Risks related to natural disasters (including the damage sustained by our New Orleans property as a result of Hurricane Katrina);

•	Increases in interest rates and operating costs;

•	Difficulties in identifying properties to acquire and completing acquisitions;

•	Availability to obtain or refinance debt;

•	The failure of closing conditions to be satisfied;

•	Rising insurance premiums;

•	Delays in construction and development;

•	Marketing challenges associated with entering new lines of business or pursuing new business strategies;

•	Our ability to dispose of existing properties in a manner consistent with our investment strategy;

•	Downturns in economic and market conditions, particularly levels of spending in the travel and leisure industries in the markets where we invest;

•	General volatility of the capital markets and the market price of our common shares;

•	Our failure to maintain our status as a REIT;

•	Increases in real property tax rates;

•	Changes in the competitive environment in our industry and the markets where we invest;

S-iii

•	Changes in real estate and zoning laws or regulations; and

•	Hostilities, including future terrorist attacks, or apprehension of hostilities that affect travel within or to the United States, Mexico, Czech Republic, Germany, France or other countries where we invest.

Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors. We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus supplement to reflect new information, future events or otherwise, except as required by law. Readers are urged to carefully review and consider the various disclosures made in this prospectus supplement and in our other documents filed with the SEC, including the accompanying prospectus and the risk factors described in that filing, that attempt to advise interested parties of the risks and other factors that may affect our business, prospects and results of operations and financial condition.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our Series B Preferred Stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors, the supplemental risk factors and the financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Business

We are an industry-leading owner and asset manager of high-end hotels and resorts. We own a quality portfolio of upper upscale and luxury hotels and resorts in desirable North American and European locations. Our portfolio is currently comprised of 17 properties totaling 8,264 rooms. We own unique hotels with complex operations, sophisticated customers and multiple revenue streams. Our properties are diverse and include large convention hotels, business hotels and resorts, which are operated by internationally known hotel management companies under management contracts or operating leases. Our existing hotels are operated under the widely recognized upper upscale and luxury brands of Fairmont®, Four Seasons®, Hilton®, Hyatt®, InterContinental®, Loews®, Marriott®, Ritz-Carlton® and under the independent name “Del Coronado”.

We operate as a self-administered and self-managed real estate investment trust, or REIT, managed by our board of directors and executive officers and conduct our operations through our direct and indirect subsidiaries including our operating company, SHC Funding. Our operating company holds substantially all of our assets. We are the sole managing member of our operating company and hold approximately 84.1% of its membership units. We manage all business aspects of our operating company, including the sale and purchase of hotels, the investment in these hotels and the financing of our operating company and its assets. We currently:

•	own the fee interest in 10 hotels, comprising approximately 4,906 rooms, located in Arizona, California, Florida, Illinois and Louisiana and in Mexico;

•	lease three hotels from unaffiliated lessors: a ground lease for a hotel in Lincolnshire, Illinois and operating leases for hotels in Paris, France and Hamburg, Germany, comprising an aggregate of approximately 859 rooms;

•	own a 35% interest in a joint venture, with an unaffiliated party, that owns a hotel in Prague, Czech Republic comprising approximately 372 rooms, and we asset manage that hotel on behalf of the joint venture;

•	own an 85% interest in each of the InterContinental Hotel in Miami and the InterContinental Hotel in Chicago, comprising an aggregate of approximately 1,448 rooms;

•	own a 31% interest in and act as asset manager for a joint venture, which joint venture is with two unaffiliated parties, that is developing the Four Seasons Residence Club Punta Mita, a luxury vacation home product that will be sold in fractional ownership interests on property adjacent to our Four Seasons Punta Mita Resort hotel in Mexico; and

•	own a 45% interest in a joint venture, which joint venture is with two unaffiliated parties, that owns a hotel in Coronado, California (San Diego), comprising approximately 679 rooms, and we asset manage that hotel on behalf of the joint venture.

We also asset manage four hotels for Strategic Hotel Capital, L.L.C., or SHC LLC, under an asset management agreement.

We were incorporated in Maryland in January 2004. SHC LLC, our founder and accounting predecessor, was founded in 1997 by Laurence Geller, our President and Chief Executive Officer, Whitehall and others.

Our principal office is located at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60606 and our telephone number is (312) 658-5000. We operate under the name Strategic Hotels and Resorts and maintain an internet site at http://www.strategichotels.com which contains information concerning us and our subsidiaries. Information included or referred to on our website is not incorporated by reference or otherwise a part of this prospectus supplement. Our website address is included in this prospectus supplement as an inactive textual reference only.

Business Strategy

Our goal is to build upon our existing portfolio of hotel properties to become a preeminent owner of upper upscale and luxury branded hotels primarily in the United States with select international hotels. Our future growth will be driven through the execution of a two-fold business strategy, which focuses on maximizing asset values and operating results through asset management and by research-driven capital deployment through acquisitions.

Earnings Growth Through Expert Asset Management

We believe that we can enhance our earnings growth through expert asset management which will ultimately generate higher overall investment returns. We have developed a comprehensive asset management system that we believe maximizes cash flow growth and property value. In addition, we believe that our asset management style has helped us to maximize economic benefits in an industry that has suffered reduced performance in the past and to position our properties for the current recovery. Our value-added asset management system has the following general components:

Working in partnership with our hotel management companies, we build an asset management approach to enhance the cash flow and value of our properties:

•	Our senior management team has long-standing relationships with executives of most major hospitality companies. With over 40 years of experience in the hospitality industry, Laurence Geller, our President and Chief Executive Officer, has developed strong relationships with hotel operators throughout the hotel industry as a senior executive, operator and consultant. In addition, we generally believe we have asset managers with broader experience in hotel operations than our competitors, in large part as a result of our belief that the efficiency of our team requires in-depth knowledge of all of the components of each property.

•	We believe that we can more effectively influence the operating performance of our hotels if we have multi-property relationships with a select group of hotel management companies, which we call our preferred operators. We select our preferred operators based on our opinion as to whether an operator has strong brand recognition, superior marketing capabilities, management depth and a history of efficient operations. Because our preferred operators provide the services, technology, human resources training and infrastructure to conduct day-to-day hotel operations, we can focus our energies on monitoring their performance, identifying areas of improvement and providing our operators with useful feedback that they can utilize to improve operating results and enhance the value of our hotels.

•

We have a proven track record of improving hotel operating performance through the application of value-added programs involving consumer and market research, competitive benchmarking, technology upgrades and systems development and upgrades. In addition, we have long-standing relationships with specialists with whom we consult or recommend to the managers of our hotels as needed in order to provide them more focused support and expertise in areas such as consumer research, purchasing, retailing, merchandising, food and beverage services, physical plant and equipment maintenance, labor systems and parking. Our asset management group is supported by:

•	consumer-based marketing research to assess overall trends in consumer preferences and attitudes on issues such as price, brand, services, amenities and facility needs that has led to strategies that alter customer mix, and improve pricing and overall total revenues; and

•	well-developed techniques for measuring and analyzing departmental and overall hotel profitability and operating trends that have led to implementation of efficiency measures which result in cost savings.

•	We have also improved operating performance at a number of our hotels through measures including:

•	appealing real estate taxes, generating annualized tax savings;

•	assisting our hotel operators in conducting energy reviews and audits, generating fuel and electric savings;

•	assisting our operators in a review of staffing levels and productivity standards, generating labor savings; and

•	assisting our operators in a review of their food purchasing practices and vendor pricing, generating reductions in food costs.

•	Our hotels are operated under a number of different brands in different locations, which exposes us to diverse management approaches and provides us with an opportunity to identify, develop and apply what we believe to be the best practices in the industry. Our asset management group uses this knowledge to help our preferred operators implement revenue enhancement opportunities, improve operating performance through cost-saving actions and generate incremental profitability above a hotel’s baseline results.

We provide rigorous oversight of the properties and management companies to ensure the alignment of the management companies’ and our interests and their compliance with the management contracts relating to our properties:

•	We closely monitor the management companies to which we have delegated the management of our hotels to ensure that they adhere to the terms of their contracts with us. Our asset management group systematically monitors operating decisions, which are made independently by hotel operators but impact the profitability of our hotel properties. In addition, our asset management group works with each of our preferred operators at their corporate level to seek to maximize the value of our properties through the operation of their internal programs and to ensure that cost allocations to each of our properties are appropriate.

•	As a result of the depth of our involvement in our hotel properties, we believe we attain more favorable terms upon renewal of management contracts. For example, where possible, we negotiate management contracts that align the interests of hotel operators with those of the hotel owner by increasing the emphasis on incentive management fees, which we believe focuses the obligation of each hotel’s management to operate for the benefit of the hotel rather than for the benefit of the brand the hotel carries. In certain cases, these initiatives have included a cap on the allocation of certain chain level expenses to our hotels and, in other cases, have included persuading hotel management companies to adopt money-saving labor management and food and beverage purchasing systems.

Our asset management team is integral to the capital planning at each hotel including both routine maintenance expenditures and innovative hotel investments to enhance revenues:

•

We work with our managers to ensure that each of our hotel properties is maintained in good repair and condition in conformity with applicable laws and regulations and consistent with the brand’s standards, other hotels and the provisions of the management agreements. The expense of routine repairs, maintenance and ordinary course capital expenditures performed by our management companies are deducted from a furniture, fixtures and equipment reserve, which is generally funded on a monthly basis by a portion of a hotel’s gross revenue. With respect to extraordinary capital expenditures or expenditures outside the ordinary course of operating a hotel, we typically retain approval rights, spending limits or other restrictions that limit the ability of our management companies to perform significant programs of capital improvements, renovation or refurbishing that we believe are unnecessary, undesirable or would result in an unacceptable return on investment.

•	Our team’s creative approach often results in capital investment plans for conversion of unused or underutilized space to new revenue-generating facilities. Examples have included changing the usage of existing hotel space and the identification of expansion areas to create additional meeting rooms, guest rooms and retail outlets.

Asset Growth Through Acquisitions

Key elements.    Our acquisition strategy incorporates three key elements:

•	Focusing on the acquisition of upper upscale and luxury hotels in attractive markets with barriers to entry where we believe there are opportunities for us to add value by employing our asset management skills and systems;

•	Targeting either hotels with existing management contracts or hotels where there is an opportunity to put in place a management contract with one of our preferred operators that would enhance asset value; and

•	Building single- and multi-brand relationships with our preferred operators, which are leading hotel management companies that have strong brand recognition, superior marketing capabilities, management depth and a history of efficient operations.

Acquire upper upscale and luxury hotels.    We target upper upscale and luxury hotels in select urban and resort markets, including major business centers and leisure destinations, with strong growth characteristics and high barriers to entry. Typically, our target hotels are larger than 150 rooms and have growth or expansion opportunities. We believe that the upper upscale and luxury hotel sectors are extremely attractive sectors for long-term investment, especially considering the supply constraints characteristic of those sectors. These supply constraints include the importance of location, lack of available land, high development costs, long development and entitlement lead times and brand trade area restrictions that prevent the addition of a certain brand or brands in close proximity. Moreover, the management-intensive nature of upper upscale and luxury hotels provides our experienced management team with the opportunity to enhance value and maximize operating results at these hotels by monitoring performance and suggesting practical strategies for creating greater revenue flow to the bottom line.

Target hotels with management contracts or where we can put value-enhancing management contracts in place.    We believe that a significant percentage of upper upscale and luxury hotels in North America have management contracts with remaining durations in excess of five years. Many other acquirers of hotel properties are in the hotel management business or are affiliated with specific management companies and, therefore, pursue hotels only if they can assume management. As a result, we believe that competition to acquire properties with existing management contracts can be less intense, providing us with attractive investment opportunities to achieve higher initial investment returns than we might attain from similar-quality hotels without management contracts. Our management team, based on its experience and knowledge of hotel operating practices, is well-positioned to advise hotel operators on practices to improve operating performance and extract additional value from these hotels encumbered by management contracts.

Leverage our relationships with preferred operators.    Because we provide professional, financially strong ownership and the opportunity for our preferred operators to continue managing the hotels after our acquisition of the property, they are more likely to seek to involve us in acquisition and disposition opportunities. Given these circumstances, we believe we are viewed by certain preferred operators as an attractive buyer whether a preferred operator is (1) considering a sale of one or more of its owned hotels or (2) attempting to expand its brand by acquiring management contracts in respect of hotels that are not subject to management contracts.

Continuous research and disciplined investment decisions.    As a result of our ongoing research, the selection of target markets and individual property targets is updated continuously to foster a proactive acquisition process. We believe our acquisition process permits us to make disciplined investment decisions quickly and efficiently, offering sellers the benefit of an expedited closing and certainty of execution.

Selected international opportunities.    We have the skills and experience to acquire and asset-manage hotels both domestically and internationally, which have permitted us to diversify our portfolio geographically. We currently own hotels in Mexico City and Punta Mita, Mexico, leasehold interests in hotels in Paris, France and Hamburg, Germany and a joint venture interest in a hotel in Prague, Czech Republic, which we asset manage for the joint venture. We believe that the international scope of our knowledge and skills places us in a unique position among lodging REITs and will permit us to take advantage of select international hotel opportunities. Our international acquisition activity will be consistent with our domestic acquisition strategy, namely targeting upper upscale and luxury hotels that have management contracts with preferred operators or hotels where we can enter into value enhancing management contracts with our preferred operators.

Condominium hotel, fractional ownership and other development.    Although the Company’s principal focus is on the development of value in its hospitality business, certain of the Company’s properties may have alternative, higher relative value residential uses. In selected cases, management intends to pursue a residential strategy in conjunction with residential for sale experts and/or partners. The goals in a residential conversion strategy would include improving the return on an existing asset, liquidating an asset at a premium that would permit reinvestment into additional hospitality assets, and/or providing a mixed use opportunity that would be complementary and therefore increasing the revenue potential of an investment.

Growth through joint ventures.    While joint venture financing of new acquisitions is not a primary growth strategy, the company has a successful history of entering into joint venture arrangements and will consider opportunities in the future when:

•	They are with strategic partners whose financial objectives are compatible with ours;

•	They provide compelling economics that may include current asset management fee income or upside participation; and/or

•	They provide access to strategically important hotel acquisitions.

Advantages of this investment strategy include allowing us to expand our portfolio, increase fee-based income, enhance the return on our real estate assets through fee and incentive income and foster closer relationships with our preferred operators. We can also gain additional diversification of our capital and higher return on investment by investing in a larger number of properties, although through a smaller investment in each property.

Growth through strategic asset management.    We will seek to asset-manage properties when such an involvement leads to access to profitable hotel investment opportunities. Our goal is not to enter the traditional asset management business and compete with pure fee for service asset managers on price, but rather to take advantage of special opportunities, like the joint venture opportunities as previously described, or strategic alliances that will allow us to earn fees to supplement the returns from our owned properties with limited or no accompanying financial commitment. Similar to our joint venture properties, through these management relationships we expect to gain familiarity with the assets we oversee which may position us favorably to acquire ownership of these properties if they are offered for sale.

Recycle capital for future investments through opportunistic dispositions.    We will take advantage of opportunities to sell or enter into a joint venture with respect to our ownership in a property, thereby freeing capital for future investment, when we believe that a disposition or entering into a joint venture would be in our best interest and in compliance with continued qualification as a REIT. For example, we are likely to sell or enter into a joint venture with respect to ownership in properties in circumstances where:

•	We believe that our asset management team has maximized the property’s value;

•	The proceeds of the disposition are unusually attractive;

•	The market in which the property is located is declining or static; or

•	Competition in the market requires substantial capital investment which will not generate returns that meet our criteria.

Summary of Hotel Properties

Set forth below is a summary of certain information related to our hotel properties as of January 9, 2006:

Hotel	Location	Number of Rooms	Property Interest	Date Acquired
Hyatt Regency New Orleans(1)(*)	New Orleans, LA	1,184	Fee simple	9/1997
InterContinental Chicago Hotel(2)(*)	Chicago, IL	807	Fee simple	4/2005
Hyatt Regency Phoenix(*)	Phoenix, AZ	696	Fee simple	1/1998
Fairmont Chicago Hotel(*)	Chicago, IL	692	Fee simple	9/2005
Hotel del Coronado(3)	Coronado, CA (San Diego)	679	Fee simple	1/2006
InterContinental Miami Hotel(2)(*)	Miami, FL	641	Fee simple	4/2005
Hilton Burbank Airport and Convention Center(*)	Burbank, CA	488	Fee simple	1/1998
Marriott Rancho Las Palmas Resort(*)	Rancho Mirage, CA	444	Fee simple	1/1998
Hyatt Regency La Jolla at Aventine(*)	La Jolla, CA	419	Fee simple	7/1999
Marriott Lincolnshire Resort(4)(*)	Lincolnshire, IL	390	Ground lease	9/1997
InterContinental Prague(5)(*)	Prague, Czech Republic	372	Fee simple	5/1998
Loews Santa Monica Beach Hotel(6)(*)	Santa Monica, CA	342	Fee simple	3/1998
Marriott Hamburg(7)	Hamburg, Germany	277	Leasehold	6/2000
Ritz-Carlton Half Moon Bay(*)	Half Moon Bay, CA	261	Fee simple	8/2004
Four Seasons Mexico City(*)	Mexico City, Mexico	240	Fee simple	12/1997
Paris Marriott Champs Elysees(7)	Paris, France	192	Leasehold	2/1998
Four Seasons Punta Mita Resort(*)	Punta Mita, Mexico	140	Fee simple	2/2001

Total Number of Rooms		8,264

(1)	This property has been substantially damaged by Hurricane Katrina that struck the Gulf Coast region in August 2005, and as a result, the hotel’s operations have effectively ceased.
(2)	We own 85% controlling interests in two joint ventures that own these properties.
(3)	We have a 45% interest in the joint venture that owns this property, which is subject to a mortgage.
(4)	We have a ground lease interest in this property.
(5)	We have a 35% joint venture interest in this property.
(6)	We are restricted by agreement from selling this property other than in a transaction that will qualify as a tax deferred exchange and must maintain a specific minimum level of indebtedness encumbering this property until a future date.
(7)	These properties were originally acquired on the dates indicated in the table, but were subsequently sold to a third party and leased back by us in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein.
(*)	These properties are subject to mortgages as more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein.

Recent Developments

Acquisitions

On January 9, 2006, we acquired a 45% joint venture ownership interest in the Hotel del Coronado in Coronado, California (San Diego) from affiliates of Kohlberg Kravis Roberts & Co., or KKR, and KSL Resorts for our pro rata share of the hotel property with an agreed upon market value of $745.0 million. The 679-room Hotel del Coronado is a National Historic Landmark located on 28 acres of beachfront. The property’s amenities include eight restaurants, retailing outlets, two beachfront pools, and 135,000 square feet of combined indoor and outdoor function space. We own the hotel in partnership with KKR and KSL Resorts. An affiliate of KSL continues to manage the property. We account for this investment under the equity method of accounting and have a managing interest in the joint venture. Our capital commitment is limited to our equity investment equal to approximately $70.0 million. We funded our equity investment in the Hotel del Coronado joint venture through borrowings under our revolving credit facility, and will use the net proceeds from this offering to repay a portion of the amounts outstanding under that credit facility. The joint venture has obtained $610.0 million of commercial mortgage-backed securities debt financing and a $20.0 million revolving credit facility, concurrent with our acquisition, which are secured by, among other things, a mortgage on the Hotel del Coronado.

On October 7, 2005, we signed a letter of intent to purchase a 100% interest in the La Solana Hotel and Villa Project adjacent to our existing Four Seasons Punta Mita Resort in Nayarit, Mexico for a purchase price of $29.4 million. The purchase price for the entire project consists of assuming an existing promissory note and accrued interest on that note as well as an equity investment. On November 22, 2005, we assumed the promissory note and related accrued interest for $17.8 million. We intend to acquire the remaining equity interest and if successful, we will have a 100% interest in a 48 acre land parcel and development rights for a hotel and villa concept.

Hyatt Regency New Orleans

In August 2005, Hurricane Katrina caused substantial damage to the Hyatt Regency New Orleans property. The hurricane damage also caused significant interruption to the operations of the hotel and, as a result, the hotel has effectively ceased operations.

We have comprehensive insurance coverage for both property damage and business interruption providing for an aggregate of $350.0 million in coverage per loss, subject to a deductible of approximately $11.0 million. Our damage assessment teams, working with the insurance provider adjusters, are inspecting the property and implementing a restoration plan. The recovery effort is expected to include replacing portions of the building, landscaping and furniture. The net book value of the property damage is currently estimated to be at least $29.7 million; however, we are still assessing the impact of the hurricane on the hotel and the actual net book value write-off could vary from this estimate. Changes to this estimate will be recorded in the periods in which they are determined. As of September 30, 2005, we recorded a net fixed asset write-off and a corresponding insurance recoveries receivable for this $29.7 million net book value amount because we believe that it is probable that the insurance recovery, net of deductibles on a replacement cost basis, will exceed the net book value of the damaged portion of the assets.

While we expect the insurance proceeds will be sufficient to cover most of the replacement cost of the restoration of the hotel, certain deductibles and limitations will apply. No determination has been made as to the total amount or timing of insurance payments, and insurance payments may not be sufficient to cover the costs of the entire restoration. To the extent that insurance proceeds, which are on a replacement cost basis, ultimately exceed the net book value of the damaged property, a gain will be recorded in the period when all contingencies related to the insurance claim have been resolved.

We have hired consultants to assess business interruption claims and are currently negotiating with our insurance carrier regarding coverage for these income losses sustained. To the extent we are entitled to recover incurred expenses under the insurance policies, we will recognize a receivable when it can be demonstrated that it is probable that such insurance recovery will be realized, and such insurance recovery will then be reflected as a component of operating income. Insurance recoveries attributable to continuing expenses that are reimbursable under the business interruption policy will be recorded when the related expense is incurred as the amounts are probable of recovery. Any gain or profit component resulting from business interruption insurance for lost income will not be recognized until the relevant payments have been received and all contingencies related to the insurance recoveries are resolved. This income recognition criteria will likely result in business interruption insurance recoveries being recorded in a period subsequent to the period that we experienced lost income from the affected property, resulting in fluctuations in our net income that may reduce the comparability of reported quarterly results for some periods into the future.

As of September 30, 2005, we have recorded a $31.4 million insurance recoveries receivable related to property damage and business interruption recoveries. We have collected $10.0 million in advances through January 9, 2006. Of the $31.4 million receivable recorded, $29.7 million represents the recovery of the net book value of fixed assets written off because of the damage, as discussed above. The remaining $1.7 million represents a probable recovery of expenses incurred through September 30, 2005. The cost recoveries are recorded on the expense line item to which they relate, and therefore there is no net impact to any line item or our results. Since the property has ceased significant operations, we are no longer depreciating property and equipment starting in the month of September. In addition, we have capitalized interest expense amounting to $0.4 million for the three and nine months ended September 30, 2005 and will continue to capitalize interest expense on the property’s debt as long as the property is undergoing active reconstruction activities to return to normal operations.

Our New Orleans property contributed approximately 15% of our EBITDA for the six months ended June 30, 2005.

Financing Transactions

On November 9, 2005, we entered into a new bank credit agreement with a group of lenders led by Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC. Raymond James & Associates, Inc. is also a lender under the facility. Wachovia Capital Markets, LLC and Raymond James & Associates, Inc. are serving as underwriters in this preferred offering. This new agreement replaced our previous credit agreement that we entered into on June 29, 2004. The new agreement provides for a $125.0 million revolving loan and expires November 9, 2009, subject to a one-year extension at the borrower’s option. The initial borrowing base requires a minimum of seven qualified properties, as defined in the agreement. We guaranteed the loan and pledged our interest in SHC Funding as collateral for this loan. Certain subsidiaries of SHC Funding also guaranteed the loan and SHC Funding’s interest in certain subsidiaries have been pledged as collateral for this loan. Interest is payable monthly at LIBOR plus a spread of 1.50% to 2.75% (initially 1.50%) depending on a leverage test. Additionally, there is an unused commitment fee of 0.30% per annum of the unused revolver balance. The agreement also requires maintenance of certain financial covenants.

On November 9, 2005, subsidiaries of SHCI, as borrowers under mortgage loans, completed a $350.0 million floating rate commercial mortgage backed securities financing with German American Capital Corporation. Initial funding of $220.0 million was received on November 9, 2005 and secondary draws of up to $130.0 million will be received within twelve months after closing. Proceeds from this financing, together with available cash, were used to retire the $238.9 million remaining principal amount on the floating rate loan that was entered into on June 29, 2004 and amended on August 24, 2004. The new notes are secured by mortgages on eight hotel properties owned by the borrowers. The notes mature on November 9, 2007, subject to three one-year extensions at the borrowers’ option. Interest will be payable monthly at the 30-day LIBOR plus 0.85%, until maturity, at which time the principal and any unpaid interest are payable.

Dispositions

On October 7, 2005, we sold the Marriott Schaumburg. Proceeds from the sale amounted to $23.4 million, which is approximately the property’s carrying value. After retiring the mortgage debt of $17.3 million applicable to this property, we have approximately $6.1 million available for working capital and other corporate purposes.

On October 27, 2005, we sold the Embassy Suites Lake Buena Vista. Proceeds from the sale amounted to $56.5 million and exceeded the property’s carrying value by approximately $22.7 million. After retiring mortgage debt of $17.8 million applicable to this property and an additional $1.1 million required by our loan agreement, we have approximately $37.6 million available for working capital and other corporate purposes.

Dividends

In December 2005, we declared a quarterly dividend of $0.22 per share of our common stock payable on January 20, 2006 to shareholders of record as of the close of business on December 30, 2005. In addition, we declared a quarterly dividend of $0.53125 per share of our 8.5% Series A Cumulative Redeemable Preferred Stock payable on December 30, 2005 to shareholders of record as of the close of business on December 20, 2005.

SHC LLC Asset Management Agreement

On each of September 8, 2005, November 9, 2005 and December 15, 2005, SHC LLC disposed of a property that we manage under our asset management agreement with SHC LLC. SHC LLC has also entered into a purchase and sale agreement for the disposition of one additional property. As a result of the disposition of three of these properties during 2005, beginning on January 1, 2006, the asset management fee under our asset management agreement with SHC LLC is expected to be reduced by approximately $2.1 million annually. The fourth property is anticipated to be sold in February 2006 and is expected to further reduce fees by approximately $100,000 annually. We anticipate that in the future, SHC LLC will sell other hotels included within the agreement, which would further decrease our asset management fees earned.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series B Preferred Stock, see “Description of Series B Preferred Stock” beginning on page S-32 of this prospectus supplement and “Description of Preferred Stock” beginning on page 20 of the accompanying prospectus.

Issuer	Strategic Hotel Capital, Inc.

Securities offered

             shares of         % Series B Cumulative Redeemable Preferred Stock, which we refer to as the Series B Preferred Stock. We may sell up to      additional shares of Series B Preferred Stock upon exercise of the underwriters’ over-allotment option.

Dividends

Investors will be entitled to receive, when and as authorized by the board of directors and declared by us, out of funds legally available for the payment of distributions, cumulative cash dividends on the Series B Preferred Stock at a rate of         % per annum of the $25.00 liquidation preference (equivalent to $             per annum per share). However, if following a “change of control,” the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, investors will be entitled to receive, when and as authorized by the board of directors and declared by us, out of funds legally available for the payment of distributions, cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Series B Preferred Stock is not so listed or quoted at the increased rate of         % per annum of the $25.00 liquidation preference (equivalent to $             per annum per share for as long as the Series B Preferred Stock is not so listed or quoted). To see how we define change of control for this purpose, see “Description of the Series B Preferred Stock—Dividends” below. Commencing on March 31, 2006, dividends will be payable quarterly on or about the last calendar day of each March, June, September and December. Dividends on the Series B Preferred Stock will be cumulative from, but excluding, the date of original issuance, which is expected to be                     , 2006. Dividends on the Series B Preferred Stock will accrue regardless of whether:

•	our agreements, including our credit facilities, at any time prohibit the current payment of dividends;

•	we have earnings;

•	there are funds legally available for the payment of such dividends; or

•	such dividends are authorized by our board of directors.

Liquidation preference

If we liquidate, dissolve or wind up our operations, the holders of our Series B Preferred Stock will have the right to receive $25.00 per share, plus all accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other of our equity securities ranking junior to the Series B Preferred Stock as to liquidation rights. The rights of the holders of the Series B Preferred Stock to receive the liquidation preference will be subject to the proportionate rights of holders of each other series or class of our equity securities ranked on a parity with the Series B Preferred Stock, including our 8.5% Series A Cumulative Redeemable Preferred Stock.

No maturity

The Series B Preferred Stock does not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions. Accordingly, the shares of Series B Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series B Preferred Stock.

Special optional redemption

If at any time following a “change of control,” the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, we will have the option to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series B Preferred Stock is not so listed or quoted, for cash at $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to the redemption date. To see how we define change of control for this purpose, see “Description of the Series B Preferred Stock—Dividends” below.

Optional redemption

We may not redeem the Series B Preferred Stock prior to                     , 2011, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or pursuant to our special optional redemption right discussed above. On and after                     , 2011, we may redeem the Series B Preferred Stock for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to the redemption date.

Ranking

The Series B Preferred Stock will rank (i) senior to our common stock and any other junior shares that we may issue in the future; (ii) equal to our 8.50% Series A Cumulative Redeemable Preferred Stock and equal to any shares of parity stock that we may issue in the future; (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock); and (iv) junior to all our indebtedness.

Voting rights

Holders of the Series B Preferred Stock will generally have no voting rights. However, if distributions on any outstanding Series B Preferred Stock are in arrears for six quarterly distribution periods (whether or not consecutive), the holders of the Series B Preferred Stock, voting separately as a class with holders of all other series of parity preferred shares upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to serve on our board of directors until such dividend arrearage is eliminated. In addition, certain changes that would be materially adverse to the rights of holders of the Series B Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and all other shares of voting preferred similarly affected and entitled to vote, voting as a single class.

Information rights

During any period in which we are not subject to the reporting requirements of the Securities Exchange Act but shares of Series B Preferred Stock are outstanding, we will mail to all holders of Series B Preferred Stock, as their names and addresses appear in our record books, copies of the annual reports and quarterly reports that we would have been required to file with the SEC if we were so subject (other than any exhibits that would have been required). We will mail the reports within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to the reporting requirements of the Securities Exchange Act. In addition, during the same period, we will, promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock.

Restrictions on ownership and transfer

To maintain our status as a REIT, not more than 50% of the value of our outstanding shares of stock, including any outstanding preferred shares, after taking into account options to acquire shares, may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities), and the shares must be beneficially owned by 100 or more persons (which generally refers to entities as well as individuals) during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, other than the first year. To assist us in satisfying these requirements, our charter prohibits any person from owning, or transferring, shares of our stock that would cause us to violate these restrictions and generally prohibits, subject to specific waivers or exceptions approved by our board of directors, any individual from actually or constructively owning more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding common stock or more than 9.8% in value of the aggregate of our outstanding stock.

Listing

We have filed an application to list the shares of Series B Preferred Stock on the New York Stock Exchange under the symbol “SLHPrB.” We expect trading of the shares of Series B Preferred Stock on the New York Stock Exchange, if listing is approved, to commence within 30 days after the initial delivery of the shares.

Form	The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except under limited circumstances.

No conversion rights	The Series B Preferred Stock is not convertible into, or exchangeable for, any of our other property or securities.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated expenses of this offering payable by us. We intend to contribute the net proceeds from this offering to SHC Funding in exchange for a preferred limited liability company interest in SHC Funding. SHC Funding will use the proceeds to repay amounts outstanding under its $125.0 million revolving credit facility and for other general corporate purposes.

Settlement date	Delivery of the Series B Preferred Stock will be made against payment therefor on or about , 2006.

Risk factors

Investing in our preferred stock involves certain risks, which are described under “Supplemental Risk Factors” on page S-19 of this prospectus supplement and under “Risk Factors” beginning on page 4 of the accompanying prospectus and in our periodic reports incorporated herein by reference.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated financial and operating data as of and for the fiscal years ended December 31, 2004, 2003 and 2002 was derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. The following summary consolidated financial and operating data as of and for each of the three months and the nine months ended September 30, 2005 and 2004 was derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed with the SEC, which in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for such periods. Results for the three months and the nine months ended September 30, 2005 and 2004 are not necessarily indicative of results that may be expected for the entire year.

You should read the following financial information in conjunction with our consolidated financial statements and notes thereto incorporated by reference herein.

Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31,
2005	2004	2005	2004(1)	2004(1)(2)	2003(1)	2002
(in thousands, except statistical data)
Statistical Data:
Number of hotels excluding unconsolidated joint venture hotels	17	14	17	14	14	20	25
Number of rooms excluding unconsolidated joint venture hotels	7,944	5,820	7,944	5,820	5,820	9,567	10,621
Average occupancy rate	67.1%	67.6%	70.3%	71.9%	70.5%	69.2%	69.4%

Operating Data:
Revenue:
Rooms	$63,632	$39,170	$189,000	$199,666	$248,371	$297,542	$308,673
Food and beverage	38,091	23,766	114,898	105,917	138,480	158,158	161,651
Other hotel operating revenue	12,380	9,482	38,229	36,112	49,827	54,393	57,375
Lease revenue	5,514	5,692	13,493	20,919	24,233	27,638	35,134

Total Revenues	119,617	78,110	355,620	362,614	460,911	537,731	562,833

Operating Costs and Expenses:
Rooms	16,257	10,051	44,868	51,339	62,772	77,588	77,285
Food and beverage	28,265	18,488	81,982	81,935	106,131	123,204	123,621
Other departmental expenses	34,661	23,679	96,490	96,623	125,803	140,117	139,442
Management fees	3,078	2,750	11,635	12,514	16,351	18,330	18,510
Other property level expenses	7,453	5,121	21,359	22,084	27,722	34,948	32,494
Lease expense	2,977	3,189	9,968	3,189	6,446	—	—
Depreciation and amortization	13,278	9,701	36,256	47,684	57,275	78,760	100,791
Impairment losses on goodwill and hotel properties	—	—	—	—	—	—	5,435
Corporate expenses	5,379	4,299	14,786	24,493	28,845	21,912	15,854

Total Operating Costs and Expenses	111,348	77,278	317,344	339,861	431,345	494,859	513,432

Operating Income	8,269	832	38,276	22,753	29,566	42,872	49,401
Interest Expense	(10,215)	(5,882)	(27,531)	(55,107)	(62,191)	(104,059)	(97,988)
Minority Interests	(235)	989	(4,339)	(684)	4,831	(2,895)	(10,264)
Income (Loss) from Continuing Operations	412	(3,082)	11,831	(51,781)	(49,252)	(81,626)	(58,304)
Income (Loss) from Discontinued Operations	486	(27)	2,298	74,532	62,585	25,432	8,001

Net Income (Loss)	$898	$(3,109)	$14,129	$22,751	$13,333	$(56,194)	$(50,303)

Net (Loss) Income Available to Common Shareholders	$(1,227)	$(3,109)	$9,501	$22,751	$13,333	$(56,194)	$(50,303)

FFO—Fully Converted(3)	$13,035	$6,736	$52,111	$1,647	$(260)	$32,025	$117,151

EBITDA(3)	$27,321	$14,907	$92,561	$134,909	$143,630	$152,030	$186,838

Ratio of earnings to combined fixed charges and preferred share dividends(4)	0.80	x	0.38	x	1.35	x	0.02	x	0.45	x	0.29	x	0.52	x

	September 30,	December 31,
	2005	2004	2003	2002
	(unaudited)
	(in thousands)
Balance Sheet Data:
Property and equipment, net, including goodwill, intangible assets and assets held for sale	$1,217,238	$798,618	$1,748,864	$1,922,681
Cash and cash equivalents(5)	93,462	67,050	193,134	254,807
Total assets	1,482,056	990,350	2,079,521	2,269,657
Convertible debt, bank credit facility, mortgages and other debt payable and liabilities of assets held for sale	695,482	543,140	1,696,167	1,818,580
Total liabilities	901,150	732,744	1,832,845	1,934,264
Minority interests	90,125	61,053	107,608	217,778
Owners’ equity	490,781	196,553	139,068	117,615

(1)	We sold five hotel properties during the year ended December 31, 2003, one hotel property during the first quarter of 2004 and two hotel properties during the fourth quarter of 2005 in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein. The statistical data for each year presented above includes the sold hotels prior to the date of sale. The operations of the sold hotels prior to their sale are included as discontinued operations in the operating data above for all years presented.
(2)	The historical information for the year ended December 31, 2004 does not reflect the operations of the distributed properties subsequent to the date of our IPO.
(3)	We present two non-GAAP financial measures herein for the company that we believe are useful to investors as key measures of our operating performance: FFO-Fully Converted; and Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA. Reconciliation of these measures as well as FFO to net (loss) income available to common shareholders, the most directly comparable GAAP measure, is set forth in the following tables.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which adopted a definition of FFO in order to promote an industry-wide standard measure of REIT operating performance that would not have certain drawbacks associated with net income under GAAP. NAREIT defines FFO as net (loss) income (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. We also present FFO-Fully Converted, which is FFO plus convertible debt interest expense and minority interest expense on convertible minority interests. We believe that the presentation of FFO and FFO-Fully Converted provides useful information to investors regarding our results of operations because they are measures of our ability to fund capital expenditures and expand our business. In addition, FFO is widely used in the real estate industry to measure operating performance without regard to items such as depreciation and amortization.

EBITDA represents net (loss) income available to common shareholders excluding: (i) interest expense; (ii) income tax expense, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income tax expense and depreciation and amortization of our equity method investments. EBITDA for 2004 and 2003 is presented on a full participation basis, which means we have assumed conversion of all convertible minority interests into our common stock. We believe this treatment of minority interest provides more useful information for management and our investors and appropriately considers our current capital structure. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as a measure in determining the value of acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definitions of FFO, FFO-Fully Converted and EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. FFO, FFO-Fully Converted and EBITDA should not be considered as an alternative measure of our net (loss) income or operating performance. FFO, FFO-Fully Converted and EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that FFO, FFO-Fully Converted and EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to comparable GAAP measures such as net (loss) income available to common shareholders. In addition, you should be aware that adverse economic and market conditions might negatively impact our cash flow. Below, we provided a quantitative reconciliation of FFO, FFO-Fully Converted and EBITDA to the most directly comparable GAAP financial performance measure, which is net (loss) income available to common shareholders, and provide an explanatory description by footnote of the items excluded from FFO, FFO-Fully Converted and EBITDA.

(4)	Earnings were inadequate to cover fixed charges by $2.5 million and $3.7 million for the three months ended September 30, 2005 and 2004, respectively, $53.8 million for the nine months ended September 30, 2004 and $34.2 million, $73.5 million and $46.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(5)	Includes restricted cash and cash equivalents.

The following tables show the reconciliation between net (loss) income available to common shareholders and FFO and FFO-Fully Converted and net (loss) income available to common shareholders and EBITDA for the periods indicated:

Reconciliation of Net (Loss) Income Available to Common Shareholders to Funds from Operations (FFO) and FFO-Fully Converted

	Historical for the Three Months Ended September 30,		Historical for the Nine Months Ended September 30,		Historical for the Years Ended December 31,
	2005	2004	2005	2004(1)	2004(1)(2)	2003(1)	2002
	(in thousands)
Net (loss) income available to common shareholders	$(1,227)	$(3,109)	$9,501	$22,751	$13,333	$(56,194)	$(50,303)
Depreciation and amortization—continuing operations	13,278	9,701	36,256	47,684	57,275	78,760	100,791
Depreciation and amortization—discontinued operations	948	1,052	2,782	3,126	4,188	9,414	16,894
Gain on sale of assets—continuing operations	—	—	(42)	—	—	—	—
Gain on sale of assets—discontinued operations	—	—	—	(75,982)	(75,982)	(21,072)	—
Realized portion of deferred gain on sale leasebacks	(1,048)	(1,122)	(3,294)	(1,122)	(2,180)	—	—
Deferred tax expense on realized portion of deferred gain on sale leasebacks	320	322	995	322	657	—	—
Minority interest adjustments	(3,055)	(2,807)	(8,302)	(2,931)	(5,573)	(466)	(819)
Adjustments from unconsolidated affiliates	529	881	1,574	2,680	3,174	3,320	2,989

FFO(3)	9,745	4,918	39,470	(3,472)	(5,108)	13,762	69,552
Convertible debt interest expense	—	—	—	4,105	4,105	14,902	36,516
Convertible minority interests	3,290	1,818	12,641	1,014	743	3,361	11,083

FFO—Fully Converted(3)	$13,035	$6,736	$52,111	$1,647	$(260)	$32,025	$117,151

(1)	We sold five hotel properties during the year ended December 31, 2003, one hotel property during the first quarter of 2004 and two hotel properties during the fourth quarter of 2005 in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein.
(2)	The reconciliation for the year ended December 31, 2004 does not reflect the operations of the distributed properties subsequent to the date of our IPO.
(3)	FFO has not been adjusted for the following amounts included in net (loss) income available to common shareholders because these losses have either occurred during the prior two years or are reasonably likely to occur within two years (in thousands).

•	Impairment losses from continuing operations amounted to $5,435 for the year ended December 31, 2002.

•	Impairment losses from discontinued operations amounted to $12,675 for the year ended December 31, 2004.

•	Loss on early extinguishment of debt from continuing operations amounted to $17 and $20,903 for the three and nine months ended September 30, 2004, respectively and $20,874 and $13,121 for the years ended December 31, 2004 and 2003, respectively.

•	Loss on early extinguishment of debt from discontinued operations amounted to $1,060 for the nine months ended September 30, 2004 and $1,060 and $1,726 for the years ended December 31, 2004 and 2003, respectively.

Reconciliation of Net (Loss) Income Available to Common Shareholders to EBITDA

	Historical for the Three Months Ended September 30,		Historical for the Nine Months Ended September 30,		Historical for the Years Ended December 31,
	2005	2004	2005	2004(1)	2004(1)(2)	2003(1)	2002
	(in thousands)
Net (loss) income available to common shareholders	$(1,227)	$(3,109)	$9,501	$22,751	$13,333	$(56,194)	$(50,303)
Depreciation and amortization—continuing operations	13,278	9,701	36,256	47,684	57,275	78,760	100,791
Depreciation and amortization—discontinued operations	948	1,052	2,782	3,126	4,188	9,414	16,894
Interest expense—continuing operations	10,215	5,882	27,531	55,107	62,191	104,059	97,988
Interest expense—discontinued operations	493	372	1,376	2,567	2,964	9,684	13,943
Income taxes-continuing operations	140	669	2,980	983	5,246	247	3,493
Income taxes-discontinued operations	1	—	33	—	19	—	—
Mexican asset tax refund	—	—	—	—	(2,427)	—	—
Minority interests	235	(989)	4,339	(1,917)	(4,831)	2,895	(1,382)
Adjustments from unconsolidated affiliates	1,113	1,329	3,135	4,608	5,672	3,165	5,414
Preferred shareholder dividend	2,125	—	4,628	—	—	—	—

EBITDA(3)	$27,321	$14,907	$92,561	$134,909	$143,630	$152,030	$186,838

(1)	We sold five hotel properties during the year ended December 31, 2003, one hotel property during the first quarter of 2004 and two hotel properties during the fourth quarter of 2005 in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein.
(2)	The reconciliation for the year ended December 31, 2004 does not reflect the operations of the distributed properties subsequent to the date of our initial public offering.
(3)	EBITDA has not been adjusted for the following amounts included in net (loss) income available to common shareholders because these losses have either occurred during the prior two years or are reasonably likely to occur within two years (in thousands).

•	Impairment losses from continuing operations amounted to $5,435 for the year ended December 31, 2002.

•	Impairment losses from discontinued operations amounted to $12,675 for the year ended December 31, 2004.

•	Loss on early extinguishment of debt from continuing operations amounted to $17 and $20,903 for the three and nine months ended September 30, 2004, respectively and $20,874 and $13,121 for the years ended December 31, 2004 and 2003, respectively.

•	Loss on early extinguishment of debt from discontinued operations amounted to $1,060 for the nine months ended September 30, 2004 and $1,060 and $1,726 for the years ended December 31, 2004 and 2003, respectively.

•	Gain on sale of assets from discontinued operations amounted to $75,982 for the nine months ended September 30, 2004 and $75,982 and $21,072 for the years ended December 31, 2004 and 2003, respectively.

•	Realized portion of deferred gain on sale leaseback amounted to $1,048 and $3,294 for the three and nine months ended September 30, 2005, respectively, $1,122 for the three and nine months ended September 30, 2004 and $2,180 for the year ended December 31, 2004.

SUPPLEMENTAL RISK FACTORS

An investment in our Series B Preferred Stock involves various risks. In addition to the risks described under “Risk Factors” beginning on page 4 of the accompanying prospectus, you should carefully consider the following supplemental risk factors in conjunction with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to purchase our Series B Preferred Stock.

Risks Related to Our Business

Our New Orleans hotel property has been substantially damaged by Hurricane Katrina. There can be no assurance as to when the property will be restored and when our operations there will fully recover, and ultimately whether our losses will be completely covered by our insurance.

Our Hyatt Regency New Orleans property was substantially damaged by Hurricane Katrina that struck the Gulf Coast region in August 2005, and as a result, the hotel’s operations have effectively ceased. The physical damage to the property and the interruption of the hotel’s operations has had and is expected to have a material adverse effect on our results of operations. Substantial capital expenditures for the restoration of the property are required and we expect to incur operating losses at the property for the foreseeable future. There can be no assurance that our losses from property damage and business interruption will be offset by the proceeds of insurance obtained under our insurance policy. Further, the insurance policy requires payment by the Company of a deductible of approximately $11.0 million for this claim. Ultimately, our claims for insurance will be subject to review by our insurance carrier, any of which may be rejected in whole or in part. The long-term value of the hotel and its future contribution to our results of operations will depend on our ability to restore the property without any substantial delays, the recovery of the New Orleans local economy in general and, in particular, the recovery of the New Orleans tourism and convention industry. A natural disaster producing the devastation of Hurricane Katrina is unprecedented in recent U.S. history and the recovery of the local economies and impacted industries in the affected regions will depend on the leadership and actions of federal, state and local governments which are beyond our control. We can provide no assurance as to the timing and ultimate success of government led recovery efforts. Our New Orleans property contributed approximately 15% of our EBITDA for the six months ended June 30, 2005.

The termination of or the continued reduction in our fee generated under our asset management agreement with SHC LLC will result in a loss of income that will negatively affect our reported results and may decrease the amount of distributions that we may be able to make to our stockholders.

Our asset management agreement with SHC LLC is terminable by SHC LLC at any time after June 29, 2006 upon 90 days’ notice. Additionally, the annual fee of $5.0 million payable to us under the asset management agreement is reduced after December 31, 2005 to the extent that SHC LLC sells any of its hotels covered by the asset management agreement. SHC LLC recently sold three properties and has entered into a purchase and sale agreement for the disposition of one additional property. As a result of the disposition of three of these properties during 2005, we expect that the asset management fee will be reduced by approximately $2.1 million annually, commencing on January 1, 2006. As a result of the expected disposition of the fourth property in February 2006, we expect that the asset management fee will be further reduced by approximately $100,000 annually. We anticipate that in the future SHC LLC will sell other hotels subject to the asset management agreement, which would further decrease our asset management fee. If the asset management agreement is terminated or our fee continues to be reduced, we will experience a loss of income that will negatively affect our reported results and may decrease the amount of distributions that we may be able to make to our stockholders.

We rely on our President and Chief Executive Officer, Mr. Laurence Geller, the loss of whom could have a material adverse effect on our business.

Our continued success will depend to a significant extent on the efforts and abilities of our President and Chief Executive Officer, Mr. Laurence Geller. Mr. Geller is an experienced hotel industry senior executive, operator and consultant with over 40 years’ experience working with many major multinational hotel companies and executives. Mr. Geller is actively engaged in our management and determines our strategic direction, especially with regard to operational, financing, acquisition and disposition activity. Mr. Geller’s departure could have a material adverse effect on our operations, financial condition and operating results. Mr. Geller’s employment agreement automatically renewed on January 1, 2006 for a one year term ending on December 31, 2006.

Our entry into the hotel condominium and fractional ownership market exposes us to new risks.

We have recently announced plans to develop and market hotel condominium and fractional ownership interests at certain of our properties, which exposes us to new risks associated with entering a new line of business, including developing the knowledge of and experience in these markets, recruiting professionals to manage the new business lines and developing and capitalizing on new marketing relationships with experienced market participants. The marketing and sale of condominiums and fractional ownership interests are subject to extensive regulation by the federal government and the states in which the properties are located, and in the case of fractional ownership interests, in the states where the fractional ownership interests are marketed and sold. Changes in the legal requirements or a determination that we are not in compliance could adversely affect our hotel condominium and fractional ownership business.

Risks Relating to This Offering

The Series B Preferred Stock is a new issuance of securities and does not have an established trading market, which may negatively affect its market value and your ability to transfer or sell your shares; the Series B Preferred Stock has no stated maturity date.

The shares of Series B Preferred Stock are a new issue of securities with no established trading market. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We intend to apply to list the Series B Preferred Stock on the NYSE; however, we cannot assure you that the Series B Preferred Stock will be approved for listing on the NYSE. If approved, listing on the NYSE is not expected to begin until 30 days after the date of initial delivery of the Series B Preferred Stock and, in any event, an active trading market on the NYSE for the shares may not develop or, even if it develops, may not last, in which case the trading price of the shares could be adversely affected and your ability to transfer your shares of Series B Preferred Stock will be limited. We have been advised by the underwriters that they intend to make a market in the shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

The market value of the Series B Preferred Stock could be substantially affected by various factors.

The trading price of the shares may depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

For example, higher market interest rates could cause the market price of the Series B Preferred Stock to go down.

We could be prevented from paying dividends on the Series B Preferred Stock.

You will only receive cash dividends on the Series B Preferred Stock if we have funds legally available for the payment of dividends and such payment is not restricted or prohibited by law or any documents governing our indebtedness. Our business may not generate sufficient cash flow from operations to enable us to pay dividends on the Series B Preferred Stock when payable. Accordingly, there is no guarantee that we will be able to pay any cash dividends on our Series B Preferred Stock.

The Series B Preferred Stock has not been rated and will be subordinated to all of our existing and future debt.

The Series B Preferred Stock has not been rated by any nationally recognized statistical rating organization, and will be subordinated to all of our existing and future debt. As of September 30, 2005, our total indebtedness was approximately $695.5 million. We may also incur additional indebtedness in the future to finance potential acquisitions or the development of new properties. In connection with our existing and future indebtedness, we may be subject to restrictive covenants or other provisions that may prevent our subsidiaries from distributing to us cash needed for payment on our Series B Preferred Stock or may otherwise limit our ability to make dividend or liquidation payments on our Series B Preferred Stock. Upon our liquidation, our obligations to our creditors would rank senior to our Series B Preferred Stock and would be required to be paid before any payments could be made to holders of our Series B Preferred Stock.

Holders of Series B Preferred Stock have limited voting rights.

Except as expressly stated in the Articles Supplementary governing the Series B Preferred Stock, as a holder of Series B Preferred Stock, you will not have any relative, participating, optional or other special voting rights and powers and your approval will not be required for the taking of any corporate action. For example, your approval would not be required for any merger or consolidation in which we are involved or sale of all or substantially all of our assets, except to the extent that such transaction materially adversely changes the express power, preferences, rights or privileges of the holders of Series B Preferred Stock. See “Description of the Series B Preferred Stock—Voting Rights.”

Our future offerings of preferred stock may adversely affect the value of our Series B Preferred Stock.

We may issue additional shares of Series B Preferred Stock and/or other classes of preferred shares. The issuance of additional preferred shares on parity with or senior to our Series B Preferred Stock would dilute the interests of the holders of Series B Preferred Stock and any issuance of preferred senior to the Series B Preferred Stock could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series B Preferred Stock. None of the provisions relating to the Series B Preferred Stock contains any provisions affording the holders of the Series B Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series B Preferred Stock, so long as the terms and rights of the holders of Series B Preferred Stock are not materially and adversely changed.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriters exercise their over-allotment option in full, after deducting the underwriting discounts and commissions and estimated expenses of the offering payable by us. We intend to contribute the net proceeds from this offering to SHC Funding, our operating company, in exchange for a preferred limited liability company interest in SHC Funding, the rights, preferences and privileges of which will be substantially equivalent to the terms of the Series B Preferred Stock.

SHC Funding intends to use the net proceeds to (i) repay amounts outstanding under its $125.0 million revolving credit facility (a portion of which was used to fund our equity investment in the Hotel del Coronado joint venture) and (ii) for other general corporate purposes. As of January 9, 2006, we had $91 million of outstanding borrowings under the $125.0 million revolving credit facility. Our revolving credit facility bears interest at a variable rate payable monthly at the London Interbank Offered Rate, plus a spread of 1.50% to 2.75% (initially 1.50%) depending on a leverage test, and expires on November 9, 2009. Wachovia Capital Markets, LLC is a co-lead arranger of the $125.0 million revolving credit facility, and Raymond James & Associates, Inc. is a lender under the revolving credit facility. Each of Wachovia Capital Markets, LLC and Raymond James & Associates, Inc. is an underwriter in this offering.

Pending such uses, the net proceeds from this offering may be invested in interest-bearing accounts and short-term interest bearing securities that are consistent with our qualification as a REIT.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to combined fixed charges and preferred stock dividends	1.35x	0.45x	0.29x	0.52x	0.29x	0.79x

We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. Earnings represent income (loss) before income taxes, minority interests and discontinued operations from our consolidated statements of operations, as adjusted for fixed charges, capitalized interest, earnings from equity investees and distributed earnings from equity investees. Fixed charges consist of interest incurred (whether expensed or capitalized), amortization of deferred financing costs and preference security dividends (i.e., the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities). Earnings were inadequate to cover fixed charges by $34.2 million, $73.5 million, $46.7 million, $88.7 million and $30.4 million for the years ended December 31, 2004, 2003, 2002, 2001 and 2000, respectively.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected consolidated financial and operating data as of and for each of the nine months periods ended September 30, 2005 and 2004 and as of and for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000. The following selected consolidated financial data as of and for each of the years ended December 31, 2004, 2003, 2002, 2001 and 2000 was derived from our historical consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004 or our Registration Statement on Form S-11 filed with the SEC or our historical audited consolidated financial statements. The following selected consolidated financial data as of and for each of the nine month periods ended September 30, 2005 and 2004 were derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for both of the nine month periods presented, which, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements and reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for such periods. Results for the nine months ended September 30, 2005 and 2004 are not necessarily indicative of results that may be expected for the entire year.

You should read the following table in conjunction with our consolidated financial statements and notes thereto included or incorporated by reference herein.

	Nine Months Ended September 30,		Year Ended December 31,
	2005	2004(1)	2004(1)(2)	2003(1)	2002(1)	2001(1)	2000(1)
	(In thousands, except statistical data)
Statistical Data:
Number of hotels excluding unconsolidated joint venture hotels	17	14	14	20	25	25	26
Number of rooms excluding unconsolidated joint venture hotels	7,944	5,820	5,820	9,567	10,621	10,619	11,263
Average occupancy rate	70.3%	71.9%	70.5%	69.2%	69.4%	67.6%	75.8%

Operating Data:
Revenue:
Rooms	$189,000	$199,666	$248,371	$297,542	$308,673	$323,997	$405,620
Food and beverage	114,898	105,917	138,480	158,158	161,651	167,600	202,385
Other hotel operating revenue	38,229	36,112	49,827	54,393	57,375	65,494	74,316
Lease revenue	13,493	20,919	24,233	27,638	35,134	45,286	51,460

Total Revenues	355,620	362,614	460,911	537,731	562,833	602,377	733,781

Operating Costs and Expenses:
Rooms	44,868	51,339	62,772	77,588	77,285	79,044	93,757
Food and beverage	81,982	81,935	106,131	123,204	123,621	127,298	147,432
Other departmental expenses	96,490	96,623	125,803	140,117	139,442	145,249	163,654
Management fees	11,635	12,514	16,351	18,330	18,510	19,903	24,639
Other property level expenses	21,359	22,084	27,722	34,948	32,494	31,585	33,006
Lease expense	9,968	3,189	6,446	—	—	—	—
Depreciation and amortization	36,256	47,684	57,275	78,760	100,791	118,690	129,035
Impairment losses on goodwill and hotel properties	—	—	—	—	5,435	38,281	3,500
Corporate expenses	14,786	24,493	28,845	21,912	15,854	18,428	28,798

Total Operating Costs and Expenses	317,344	339,861	431,345	494,859	513,432	578,478	623,821

Operating Income	38,276	22,753	29,566	42,872	49,401	45,430	111,662
Interest Expense	(27,531)	(55,107)	(62,191)	(104,059)	(97,988)	(125,164)	(146,908)
Minority Interests	(4,339)	(684)	4,831	(2,895)	(10,264)	(10,812)	(11,693)
Income (Loss) from Continuing Operations	11,831	(51,781)	(49,252)	(81,626)	(58,304)	(100,005)	(44,486)
Income (loss) from Discontinued Operations	2,298	74,532	62,585	25,432	8,001	(8,678)	12,973
Net Income (Loss)	$14,129	$22,751	$13,333	$(56,194)	$(50,303)	$(116,659)	$(31,513)

Net Income (Loss) Available to Common Shareholders	$9,501	$22,751	$13,333	$(56,194)	$(50,303)	$(116,659)	$(31,513)

FFO	$39,470	$(3,472)	$(5,108)	$13,762	$69,552	$(5,597)	$122,684

FFO—Fully Converted(3)	$52,111	$1,647	$(260)	$32,025	$117,151	$42,847	$173,929

EBITDA(3)	$92,561	$134,909	$143,630	$152,030	$186,838	$161,849	$284,899

	September 30, 2005	December 31,
		2004	2003	2002	2001	2000
	(in thousands)
Balance Sheet Data:
Property and equipment, net, including goodwill, intangible assets and assets held for sale	$1,217,238	$798,618	$1,748,864	$1,922,681	$2,001,785	$2,233,281
Cash and cash equivalents(4)	93,462	67,050	193,134	254,807	250,779	114,486
Total assets	1,482,056	990,350	2,079,521	2,269,657	2,352,572	2,472,947
Convertible debt, bank credit facility, mortgages and other debt payable and liabilities of assets held for sale	695,482	543,140	1,696,167	1,818,580	1,865,260	1,588,009
Total liabilities	901,150	732,744	1,832,845	1,934,264	1,970,817	1,734,220
Minority interests	90,125	61,053	107,608	217,778	213,025	277,265
Owners’ equity	490,781	196,553	139,068	117,615	168,730	461,462

(1)	We sold five hotel properties during the year ended December 31, 2003, one hotel property during the first quarter of 2004 and two hotel properties during the fourth quarter of 2005 in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein. The statistical data for each year presented above includes the sold hotels prior to the date of sale. The operations of the sold hotels are included as discontinued operations in the operating data above for all years presented.
(2)	The historical information for the year ended December 31, 2004 does not reflect the operations of the distributed properties subsequent to the date of the IPO.
(3)	We present three non-GAAP financial measures herein for us that we believe are useful to investors as key measures of our operating performance: Funds from Operations, FFO or FFO-Fully Converted; and Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA. Reconciliation of these measures to net income (loss) available to common shareholders, the most directly comparable GAAP measure, is set forth in the following tables.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which adopted a definition of FFO in order to promote an industry-wide standard measure of REIT operating performance that would not have certain drawbacks associated with net income under GAAP. NAREIT defines FFO as net income (or loss) (computed in accordance with GAAP) excluding gains (or losses) from sales of property plus real estate-related depreciation and amortization, and after adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. We also present FFO-Fully Converted, which is FFO plus convertible debt interest expense and minority interest expense on convertible minority interests. We believe that the presentation of FFO and FFO-Fully Converted provides useful information to investors regarding our results of operations because they are measures of our ability to fund capital expenditures and expand our business. In addition, FFO is widely used in the real estate industry to measure operating performance without regard to items such as depreciation and amortization.

EBITDA represents net income (loss) available to common shareholders excluding: (i) interest expense; (ii) income tax expense, including deferred income tax benefits and expenses applicable to our foreign subsidiaries and income taxes applicable to sale of assets; and (iii) depreciation and amortization. EBITDA also excludes interest expense, income tax expense and depreciation and amortization of our equity method investments. EBITDA for 2004 and 2003 is presented on a full participation basis, which means we have assumed conversion of all convertible minority interests into our common stock. We believe this treatment of minority interest provides more useful information for management and our investors and appropriately considers our current capital structure. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as a measure in determining the value of acquisitions and dispositions.

We caution investors that amounts presented in accordance with our definitions of FFO, FFO-Fully Converted, and EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate these non-GAAP measures in the same manner. FFO, FFO-Fully Converted, and EBITDA should not be considered as an alternative measure of our net income (loss) available to common shareholders or operating performance. FFO, FFO-Fully Converted, and EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that FFO, FFO-Fully Converted, and EBITDA can enhance your understanding of our financial condition and results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily a better indicator of any trend as compared to comparable GAAP measures such as net income (loss) available to common shareholders. In addition, you should be aware that adverse economic and market conditions might negatively impact our cash flow. Below, we include a quantitative reconciliation of FFO, FFO-Fully Converted, and EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss) available to common shareholders, and provide an explanatory description by footnote of the items excluded from FFO, FFO-Fully Converted, and EBITDA.

(4)	Includes restricted cash and cash equivalents.

The following tables show the reconciliation between net income (loss) available to common shareholders and FFO and FFO-Fully Converted and net income (loss) available to common shareholders and EBITDA for the periods indicated:

Reconciliation of Net Income (Loss) Available to Common Shareholders to Funds From Operations (FFO) and FFO-Fully Converted

	Historical for the Nine Months Ended September 30,		Historical for the Years Ended December 31,
	2005	2004(1)	2004(1)(2)	2003(1)	2002	2001	2000
	(In thousands)
Net income (loss) available to common shareholders	$9,501	$22,751	$13,333	$(56,194)	$(50,303)	$(116,659)	$(31,513)
Depreciation and amortization—continuing operations	36,256	47,684	57,275	78,760	100,791	118,690	129,035
Depreciation and amortization—discontinued operations	2,782	3,126	4,188	9,414	16,894	11,901	24,689
Gain on sale of assets—continuing operations	(42)	—	—	—	—	(21,531)	(1,702)
Gain on sale of assets—discontinued operations	—	(75,982)	(75,982)	(21,072)	—	—	—
Realized portion of deferred gain on sale leasebacks	(3,294)	(1,122)	(2,180)	—	—	—	—
Deferred tax expense on realized portion of deferred gain on sale leasebacks	995	322	657	—	—	—	—
Minority interest adjustments	(8,302)	(2,931)	(5,573)	(466)	(819)	(1,019)	(1,036)
Adjustments from unconsolidated affiliates	1,574	2,680	3,174	3,320	2,989	3,021	3,211

FFO(3)	39,470	(3,472)	(5,108)	13,762	69,552	(5,597)	122,684
Convertible debt interest expense	—	4,105	4,105	14,902	36,516	36,613	38,516
Convertible minority interests	12,641	1,014	743	3,361	11,083	11,831	12,729

FFO—Fully Converted(3)	$52,111	$1,647	$(260)	$32,025	$117,151	$42,847	$173,929

(1)	We sold five hotel properties during the year ended December 31, 2003, one hotel property during the first quarter of 2004 and two hotel properties during the fourth quarter of 2005 in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein
(2)	The reconciliation for the year ended December 31, 2004 does not reflect the operations of the distributed properties subsequent to the date of the IPO.
(3)	FFO has not been adjusted for the following amounts included in net income (loss) available to common shareholders because these losses have either occurred during the prior two years or are reasonably likely to occur within two years (in thousands).

•	Impairment losses from continuing operations amounted to $5,435 and $38,281 and $3,500 for the years ended December 31, 2002, 2001 and 2000 respectively.

•	Impairment losses from discontinued operations amounted to $12,675 and $22,707 for the years ended December 31, 2004 and 2001, respectively.

•	Loss on early extinguishment of debt from continuing operations amounted to $20,903 for the nine months ended September 30, 2004 and $20,874, $13,121 and $13,868 for the years ended December 31, 2004, 2003 and 2001, respectively.

•	Loss on early extinguishment of debt from discontinued operations amounted to $1,060 and $1,726 for the years ended December 31, 2004 and 2003, respectively.

Reconciliation of Net Income (Loss) Available to Common Shareholders to EBITDA

	Historical for the Nine Months Ended September 30,		Historical for the Years Ended December 31,
	2005	2004	2004(1)(2)	2003(1)	2002	2001	2000
	(In thousands)
Net income (loss) available to common shareholders	$9,501	$22,751	$13,333	$(56,194)	$(50,303)	$(116,659)	$(31,513)
Depreciation and amortization—continuing operations	36,256	47,684	57,275	78,760	100,791	118,690	129,035
Depreciation and amortization— discontinued operations	2,782	3,126	4,188	9,414	16,894	11,901	24,689
Interest expense—continuing operations	27,531	55,107	62,191	104,059	97,988	128,875	146,908
Interest expense—discontinued operations	1,376	2,567	2,964	9,684	13,943	12,666	8,091
Income taxes-continuing operations	2,980	983	5,246	247	3,493	3,185	4,153
Income taxes-discontinued operations	33	—	19	—	—	—	—
Mexican asset tax refund	—	—	(2,427)	—	—	—	—
Minority interests	4,339	(1,917)	(4,831)	2,895	(1,382)	(1,503)	(2,002)
Adjustments from unconsolidated affiliates	3,135	4,608	5,672	3,165	5,414	4,694	5,538
Preferred shareholder dividend	4,628	—	—	—	—	—	—

EBITDA(3)	$92,561	$134,909	$143,630	$152,030	$186,838	$161,849	$284,899

(1)	We sold five hotel properties during the year ended December 31, 2003, one hotel property during the first quarter of 2004 and two hotel properties during the fourth quarter of 2005 in transactions that are more fully described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and certain other documents incorporated by reference herein.
(2)	The reconciliation for the year ended December 31, 2004 does not reflect the operations of the distributed properties subsequent to the date of the IPO.
(3)	EBITDA has not been adjusted for the following amounts included in net income (loss) available to common shareholders because these losses have either occurred during the prior two years or are reasonably likely to occur within two years (in thousands).

•	Impairment losses from continuing operations amounted to $5,435 and $38,281 and $3,500 for the years ended December 31, 2002, 2001 and 2000 respectively.

•	Impairment losses from discontinued operations amounted to $12,675 and $22,707 for the years ended December 31, 2004 and 2001, respectively.

•	Loss on early extinguishment of debt from continuing operations amounted to $20,903 for the nine months ended September 30, 2004 and $20,874, $13,121 and $13,868 for the years ended December 31, 2004, 2003 and 2001, respectively.

•	Loss on early extinguishment of debt from discontinued operations amounted to $1,060 and $1,726 for the years ended December 31, 2004 and 2003, respectively.

•	Gain on sale of assets from discontinued operations amounted to $75,982 for the nine months ended September 30, 2004 and $75,982 and $21,072 for the years ended December 31, 2004 and 2003, respectively. Gain on sale of assets from continuing operations amounted to $21,531 and $1,702 for the years ended December 31, 2001 and 2000, respectively.

•	Realized portion of deferred gain on sale leasebacks amounted to $3,294 and $1,122 for the nine months ended September 30, 2005 and 2004, respectively and $2,180 for the year ended December 31, 2004.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information gives effect to the acquisition of an interest in two joint ventures which own the Chicago and Miami InterContinental hotels and our Series A preferred stock offering. The historical financial information for the nine months ended September 30, 2005 has been derived from our financial statements included in this prospectus supplement. The unaudited pro forma statement of operations data for the nine months ended September 30, 2005 is presented as if the April 1, 2005 acquisition of the Chicago and Miami InterContinental hotels and the March 16, 2005 Series A preferred stock offering had occurred on January 1, 2005. We have not presented pro forma balance sheet information as there are no adjustments affecting our historical September 30, 2005 balance sheet.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if the transactions had in fact occurred on the earlier date discussed above. It also does not project or forecast our consolidated results of operations for any future date or period.

Unaudited and Pro Forma Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2005

(in thousands, except shares and per share amounts)

	Strategic Hotel Capital, Inc. and Subsidiaries Historical	InterContinental Acquisition		Other Adjustments		Strategic Hotel Capital, Inc. and Subsidiaries Pro Forma
Revenues:
Rooms	$189,000	$14,420	(1a)	$—		$203,420
Food and beverage	114,898	8,632	(1b)			123,530
Other hotel operating revenue	38,229	809	(1c)			39,038

	342,127	23,861		—		365,988
Lease revenue	13,493					13,493

Total revenues	355,620	23,861		—		379,481

Operating Costs and Expenses:
Rooms	44,868	3,794	(1d)			48,662
Food and beverage	81,982	5,760	(1e)			87,742
Other departmental expenses	96,490	5,806	(1f)			102,296
Management fees	11,635	244	(1g)			11,879
Other property level expenses	21,359	1,511	(1h)			22,870
Lease expense	9,968					9,968
Depreciation and amortization	36,256	3,535	(1i)			39,791
Corporate expenses	14,786					14,786

Total operating costs and expenses	317,344	20,650		—		337,994

Operating Income	38,276	3,211		—		41,487

Interest expense	(27,531)	(3,037	)(1j)	829	(2a)	(29,866)
		(127	)(1k)
Interest income	1,126					1,126
Other income, net	7,048					7,048

Income before income taxes and minority interest	18,919	47		829		19,795
Income tax expense	(2,749)					(2,749)
Minority interests	(4,339)			(207	)(2b)	(4,546)

Income from continuing operations	$11,831	$47		$622		$12,500

Pro forma income from continuing operations available to common shareholders per share:
Basic:						$0.19 (3)
Diluted:						$0.19 (3)

NOTES TO UNAUDITED AND PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005

1. InterContinental Acquisition—We entered into joint venture agreements to form joint ventures with InterContinental Hotels Group and on April 1, 2005 we purchased an 85% controlling interest in the joint ventures which own the InterContinental hotels in Chicago and Miami. In connection with this transaction, the joint ventures obtained $202.0 million of debt financing and entered into an interest rate cap agreement. Based on current expectations and nature of our preferred return, we do not anticipate recording a minority interest allocation to InterContinental Hotels Group during the first year. The following pro forma adjustments were made to account for this acquisition and related debt financing:

a)	Reflects $14.4 million of room revenue.

b)	Reflects $8.6 million of food and beverage revenue.

c)	Reflects $0.8 million of other hotel operating revenue.

d)	Reflects $3.8 million of rooms expense.

e)	Reflects $5.8 million of food and beverage expense.

f)	Reflects $5.8 million of other departmental expenses.

g)	Reflects $0.2 million of management fees.

h)	Reflects $1.5 million of other property level expenses.

i)	Reflects $3.5 million of depreciation and amortization expense.

j)	Reflects $3.0 million interest expense related to the new $202.0 million of variable mortgage debt that is collateralized by the assets and additional interest expense on our revolving credit facility. We used a weighted average LIBOR rate of 2.71% plus the designated spreads to calculate interest expense for the floating rate loans.

k)	Reflects $0.1 million of amortization of estimated deferred financing costs applicable to closing the mortgage loan agreement. Financing costs are amortized to interest expense over the life of the new loan agreement (5 years) using the straight-line method, which approximates the effective interest method.

2. Other Adjustments—To adjust minority interest for all pro forma activity, we have made the following additional adjustments:

a)	Reflects the $0.8 million elimination of historical interest expense related to the revolving credit facility. The debt to which this historical interest expense relates was retired with the net proceeds received from our March 16, 2005 Series A preferred stock offering.

b)	Reflects the $0.2 million adjustment for minority interest to give effect to the weighted average 23.7% interest in the operating company owned by others.

3. Income From Continuing Operations Available to Common Shareholders Per Share Calculation—The following table calculates the weighted average basic and diluted income from continuing operations available to common shareholders per share:

	(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
	Basic	Diluted
Basic weighted-average common shares outstanding for the nine months ended September 30, 2005	32,420	32,420

Restricted Stock Units		185

Diluted weighted-average common shares outstanding for the nine months ended September 30, 2005		32,605

Pro forma income from continuing operations for the nine months ended September 30, 2005	$12,500	$12,500
Pro forma Series A preferred shareholder dividend	(6,375)	(6,375)

Pro forma income from continuing operations available to common shareholders for the nine months ended September 30, 2005	$6,125	$6,125

Pro forma income from continuing operations available to common shareholders per share for the nine months ended September 30, 2005—basic and diluted	$0.19	$0.19

DESCRIPTION OF SERIES B PREFERRED STOCK

The summary of certain terms and provisions of the Series B Preferred Stock contained in this prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by reference to our charter, including the terms and provisions of the articles supplementary relating to the Series B Preferred Stock, which are incorporated by reference herein. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

General

Our board of directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, shares of preferred stock in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.

When issued, the Series B Preferred Stock will be validly issued, fully paid and non-assessable. The holders of the Series B Preferred Stock will have no preemptive rights with respect to any of our stock or any securities convertible into or carrying rights or options to purchase any such stock. The Series B Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem or retire the Series B Preferred Stock. Unless otherwise redeemed by us, the Series B Preferred Stock will have a perpetual term with no maturity. Holders of Series B Preferred Stock are not entitled to statutory appraisal rights.

We have filed an application to list the shares of Series B Preferred Stock on the New York Stock Exchange under the symbol “SLHPrB.” We expect trading of the shares of Series B Preferred Stock on the New York Stock Exchange, if listing is approved, to commence within 30 days after the initial delivery of shares.

The Series B Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee, The Depositary Trust Company, except in limited circumstances. See “Book-Entry Procedures” below.

The transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock will be LaSalle Bank, N.A., Chicago, Illinois.

Ranking

The Series B Preferred Stock will rank (i) senior to our common stock and any other junior shares that we may issue in the future; (ii) equal to our 8.50% Series A Cumulative Redeemable Preferred Stock and equal to any shares of parity stock that we may issue in the future; (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock, in each case with respect to payment of dividends and amounts upon liquidation, dissolution or winding up (any such issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series B Preferred Stock); and (iv) junior to all our indebtedness.

Dividends

Holders of the Series B Preferred Stock will be entitled to receive, when and as authorized by our Board of Directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of             % per annum of the $25.00 per share liquidation preference, equivalent to $             per annum per share. However, if following a “change of control” (as defined below), the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, holders of the Series B Preferred Stock will be entitled to receive, when and as authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends from, but excluding, the first date on which both the change of control has occurred and the Series B Preferred Stock is not so listed or quoted at the increased rate of             % per annum of the $25.00 liquidation preference, equivalent to $             per annum per share for as long as the Series B Preferred Stock is not so listed or quoted. Dividends on the Series B Preferred Stock will accrue and be cumulative from (but excluding) the date of original issue and will be payable quarterly in arrears on or about the last calendar day of each March, June, September and December. The first dividend on the shares of Series B Preferred Stock will be payable on or about March 31, 2006. Dividends payable on the shares of Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the last day of the calendar month that immediately precedes the calendar month in which the applicable dividend payment date falls, or such other date as designated by our board of directors or an officer of our company duly authorized by our board of directors for the payment of dividends that is not more than 30 days nor less than 10 days prior to the dividend payment date.

We will not declare or pay or set aside for payment any dividend on the shares of Series B Preferred Stock if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that declaration, payment or setting aside of funds or provide that the declaration, payment or setting aside of funds is a breach of or a default under that agreement, or if the declaration, payment or setting aside of funds is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the shares of Series B Preferred Stock will accrue regardless of whether: (i) our agreements, including our credit facilities, at any time prohibit the current payment of dividends; (ii) we have earnings; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by our board of directors. Accrued but unpaid distributions on the shares of Series B Preferred Stock will not bear interest, and holders of the shares of Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our dividends on the shares of Series B Preferred Stock, will be credited to the previously accrued dividends on the shares of Series B Preferred Stock. We will credit any dividends made on the shares of Series B Preferred Stock first to the earliest accrued and unpaid dividend due.

We will not declare or pay any dividends, or set aside any funds for the payment of dividends, on shares of common stock or other shares that rank junior to the shares of Series B Preferred Stock, or redeem, purchase or otherwise acquire shares of common stock or other junior shares, unless we also have declared and either paid or set aside for payment the full cumulative dividends on the shares of Series B Preferred Stock for all past dividend periods, except by conversion into or exchange for other of our stock ranking junior to our 8.50% Series A Cumulative Redeemable Preferred Stock as to dividends and upon liquidation. This restriction will not limit our redemption or other acquisition of shares under an employee benefit plan or to ensure our status as a REIT.

If we do not declare and either pay or set aside for payment the full cumulative dividends on the shares of Series B Preferred Stock and all shares that rank on a parity with the shares of Series B Preferred Stock, the amount which we have declared will be allocated pro rata to the shares of Series B Preferred Stock and to each parity series of shares so that the amount declared for each share of Series B Preferred Stock and for each share of each parity series is proportionate to the accrued and unpaid distributions on those shares.

A “change of control” shall be deemed to have occurred at such time as (i) the date a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of voting stock that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting stock representing more than 50% of the total voting power of the total voting stock of our company; (ii) the date we sell, transfer or otherwise dispose of all or substantially all of our assets; or (iii) the date of the consummation of a merger or share exchange of our company with another entity where our stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate group vote) to which all stockholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of directors, or where members of our board of directors immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or share exchange. “Voting stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any dividend or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to the Series B Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of Series B Preferred Stock shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating dividends in the amount of the liquidation preference, or $25.00 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon. After payment of the full amount of the liquidating dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating dividends on all outstanding Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating dividends to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of us.

Redemption

Special Optional Redemption

If at any time following a “change of control” (as defined under “—Dividends”), the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ, we will have the option to redeem the Series B Preferred Stock, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series B Preferred Stock is not so listed or quoted, for cash at $25.00 per share plus accrued and unpaid dividends (whether or not declared), to the redemption date.

Redemption

We may not redeem the Series B Preferred Stock prior to             , 2011, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or at any time the Series B Preferred Stock is not listed on the New York Stock Exchange or the American Stock Exchange or quoted on NASDAQ following a “change of control.” For further information regarding these exceptions, see the section entitled “—Special optional redemption” in this prospectus supplement and the section entitled “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer” contained in the accompanying prospectus. On or after             , 2011, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series B Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Redemption—General

Unless full cumulative dividends on all Series B Preferred Stock and all stock ranking on a parity with the Series B Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up (referred to as parity shares) shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock or shares of parity stock shall be redeemed unless all outstanding Series B Preferred Stock and shares of parity stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series B Preferred Stock or shares of parity stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Stock and shares of parity stock. Furthermore, unless full cumulative dividends on all outstanding Series B Preferred Stock and shares of parity stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Stock or shares of parity stock (except by conversion into or exchange for our stock ranking junior to the Series B Preferred Stock and shares of parity stock as to dividends and upon liquidation).

The Series B Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, the Series B Preferred Stock may be subject to redemption as described in the section “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer” contained in the accompanying prospectus. Any such redemption would apply only to shares held, directly or indirectly, by those shareholders with concentrated share ownership that would violate the ownership limit provision. In addition, the number of shares subject to such a redemption would be limited to that number of concentrated shares sufficient in the opinion of our board of directors to maintain or bring the ownership of shares into conformity with the ownership limit provision. See “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer” contained in the accompanying prospectus.

From and after the redemption date (unless we default in payment of the redemption price), all dividends will cease to accumulate on the Series B Preferred Stock, said shares shall no longer be deemed to be outstanding and all of your rights as a holder of shares of Series B Preferred Stock will terminate with respect to such shares, except the right to receive the redemption price and all accrued and unpaid dividends up to the redemption date.

Redemption—Procedures

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series B Preferred Stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date; (ii) the number of Series B Preferred Stock to be redeemed; (iii) the redemption price of $25.00 per share of Series B Preferred Stock, plus any accrued and unpaid dividends through the date of redemption; (iv) the place or places where certificates for Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the Series B Preferred Stock will cease to accrue on such redemption date; and (vi) any other information required by law or by the applicable rules of any exchange upon which the Series B Preferred Stock may be listed or admitted for trading. If fewer than all Series B Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series B Preferred Stock to be redeemed from each such holder.

At our election, on or prior to the redemption date, we may irrevocably deposit the redemption price (including accrued and unpaid dividends) of the Series B Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the notice to holders of the Series B Preferred Stock will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than such redemption date) against payment of the redemption price (including all accrued and unpaid dividends to the redemption date). Any interest or other earnings earned on the redemption price (including all accrued and unpaid dividends) deposited with a bank or trust company will be paid to us. Any monies so deposited that remain unclaimed by the holders of the Series B Preferred Stock at the end of two years after the redemption date will be returned to us by such bank or trust company.

On or after the date fixed for redemption, each holder of shares of Series B Preferred Stock must present and surrender each certificate representing his Series B Preferred Stock to us at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series B Preferred Stock as the owner thereof and each surrendered certificate will be canceled.

If we redeem any Series B Preferred Stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares. Except as provided in the previous sentence, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series B Preferred Stock.

Voting Rights

Except as indicated below, the holders of Series B Preferred Stock will have no voting rights.

If and whenever six quarterly dividends (whether or not consecutive) payable on the Series B Preferred Stock or any shares of parity stock are in arrears (which, for any quarterly dividend, means that such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the board of directors will be increased by two, and the holders of Series B Preferred Stock, voting together as a class with the holders of any other series of parity stock upon which like voting rights have been conferred (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of shareholders, or special meeting held in place thereof, or a special meeting of the holders of Series B Preferred Stock and such voting preferred shares called at the request of any holder of record of the Series B Preferred Stock or by a holder of such voting preferred shares and at each subsequent annual meeting of shareholders until all such dividends and all dividends for the current quarterly period on the Series B Preferred Stock and such other voting preferred shares have been paid or declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding Series B Preferred Stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to (i) amend our charter to affect materially and adversely the rights, preferences or voting power of the holders of the Series B Preferred Stock or the voting preferred shares, (ii) enter into a share exchange that affects the Series B Preferred Stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each Series B Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series B Preferred Share (except for changes that do not materially and adversely affect the holders of the Series B Preferred Stock) or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, we may create additional classes of parity shares and shares ranking junior to the Series B Preferred Stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number of shares of Series B Preferred Stock, parity shares and junior shares and issue additional shares of Series B Preferred Stock, series of parity shares and junior shares without the consent of any holder of Series B Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding Series B Preferred Stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

Except as provided above, the holders of Series B Preferred Stock are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our charter.

Conversion

The Series B Preferred Stock are not convertible into or exchangeable for any of our other property or securities.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail to all holders of Series B Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act if we were subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series B Preferred Stock. We will mail the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Securities Exchange Act.

Restrictions on Ownership and Transfer

The Series B Preferred Stock are subject to the restrictions described under “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer” contained in the accompanying prospectus.

Book-Entry Procedures

The Depository Trust Company, which we refer to herein as DTC, will act as securities depositary for the Series B Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series B

Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Series B Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series B Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the Series B Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Series B Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Series B Preferred Stock on DTC’s records. You, as the actual owner of the Series B Preferred Stock, are the “beneficial owner”. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series B Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series B Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Series B Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Series B Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our amended and restated articles of incorporation, as amended or supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the Series B Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series B Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series B Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series B Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series B Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”. These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series B Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series B Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures. Initial settlement for the Series B Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Wachovia Capital Markets, LLC, have severally agreed to purchase from us the following respective numbers of shares of Series B Preferred Stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Wachovia Capital Markets, LLC
Raymond James & Associates, Inc.
A.G. Edwards & Sons, Inc.
RBC Dain Rauscher Inc.
Stifel, Nicolaus & Company, Incorporated

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series B Preferred Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of Series B Preferred Stock offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

The underwriters initially propose to offer the shares of Series B Preferred Stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.50 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.45 per share to other dealers. After the initial offering of Series B Preferred Stock, the offering price and other selling terms may be varied by the underwriters from time to time.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to        additional shares of Series B Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Series B Preferred Stock offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of Series B Preferred Stock as the number of shares of Series B Preferred Stock to be purchased by it in the above table bears to the              shares of Series B Preferred Stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of Series B Preferred Stock to the underwriters to the extent the option is exercised. If any additional shares of Series B Preferred Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the        shares are being offered.

The following table shows the per share and total public offering price, underwriting discount and proceeds, before expense, to us, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

		Total Fee
	Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Public offering price	$25.0000	$	$
Underwriting discount and commission	$0.7875	$	$
Proceeds, before expenses, to us	$24.2125	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

We have filed an application to list the shares of Series B Preferred Stock on the New York Stock Exchange under the symbol “SLHPrB.” We expect trading of the shares of Series B Preferred Stock on the New York Stock Exchange, if listing is approved, to commence within 30 days after the initial delivery of the shares. The underwriters have advised us that they intend to make a market in the shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the shares of Series B Preferred Stock, however, and may cease market making activities, if commenced, at any time.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

During a period of 60 days from the date of the prospectus supplement, we have agreed to refrain, without the prior written consent of Wachovia Capital Markets, LLC, from, directly or indirectly, offering, selling, contracting to sell or otherwise disposing of any share of Series B Preferred Stock or securities similar to or ranking on par with or senior to the Series B Preferred Stock or any securities convertible into or exercisable or exchangeable for Series B Preferred Stock or such securities.

In connection with the offering, the underwriters may purchase and sell shares of our Series B Preferred Stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

•	Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Series B Preferred Stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to completion of the offering.

•	Stabilizing transactions consist of various bids for or purchases of our Series B Preferred Stock made by the underwriters in the open market prior to the completion of the offering.

•	The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

•	Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Series B Preferred Stock. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Series B Preferred Stock. As a result, the price of our Series B Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise and may be discontinued at any time.

This prospectus supplement and the accompanying prospectus in electronic format are being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus form a part.

Some of the underwriters or their affiliates have provided financial advisory and investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. Wachovia Capital Markets, LLC is a co-lead arranger of our $125.0 million revolving credit facility and Raymond James & Associates, Inc. is a lender under the revolving credit facility. We intend to use the net proceeds of this offering in part to repay amounts outstanding under that $125.0 million revolving credit facility.

Additionally, Wachovia Capital Markets, LLC, and Raymond James & Associates, Inc. were underwriters of our IPO and our August 2005 common stock offering. Furthermore, an affiliate of Prudential Financial, Inc., one of our principal stockholders, owns 38% of Wachovia Securities Financial Holdings, LLC, a joint venture holding company owned by affiliates of Prudential Financial, Inc. (38%) and Wachovia Corporation (62%). Wachovia Securities Financial Holdings, LLC owns 100% of Wachovia Securities, LLC, a selected dealer in this offering. Wachovia Securities, LLC is an affiliate of Wachovia Capital Markets, LLC, one of the lead underwriters of this offering. For more information, see our documents incorporated herein by reference.

In compliance with any National Association of Securities Dealers, Inc. (NASD) guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus supplement.

We expect that delivery of the Series B Preferred Stock will be made against payment therefor on or about                      which is the          business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares before                      will be required, by virtue of the fact that any such trade will settle in more than three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisor with respect to these matters.

LEGAL MATTERS

The validity of the shares of Series B Preferred Stock offered hereby and certain other matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain other matters in connection with the offering of securities by this prospectus supplement will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP. Certain legal matters related to this offering will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The financial statements and the related financial statement schedules of Strategic Hotel Capital, Inc. incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of CIMS Limited Partnership and Inter-Continental Florida Limited Partnership (entities under common ownership and management) as of and for the year ended December 31, 2004 incorporated in this prospectus supplement by reference from the Company’s Current Report on Form 8-K filed on April 7, 2005, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy any document we file at the following:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also inspect and copy our SEC filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

We file information electronically with the SEC. Our SEC filings also are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the Series B Preferred Stock being offered in this prospectus supplement. This prospectus supplement and the accompanying prospectus, which form part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement.

For further information regarding us and the Series B Preferred Stock offered in this prospectus supplement and the accompanying prospectus, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. You may obtain the registration statement and their exhibits from the SEC as indicated above or from us. Statements contained in this prospectus supplement, the accompanying prospectus or any additional prospectus supplement as to the contents of any contract or other document that is filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete and we refer you to the full text of the contract or other document filed or incorporated by reference as an exhibit to the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

The following documents, which have been filed with the SEC (File No. 001-32223), are incorporated herein by reference:

•	our quarterly reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005; and

•	our current reports on Form 8-K and 8-K/A filed with the SEC on June 16, 2005, June 30, 2005, July 19, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), July 29, 2005, August 11, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), August 30, 2005 (other than the information in Item 7.01 and 99.1 thereto), September 6, 2005, September 7, 2005, September 13, 2005 (other than the information in Item 7.01 and Exhibit 99.1 thereto), September 28, 2005, October 5, 2005, November 3, 2005 (other than the information in Item 7.01 and Exhibits 99.1 and 99.2 thereto), November 17, 2005 and December 16, 2005.

All documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement and prior to the termination of this offering are deemed incorporated by reference into this prospectus supplement and a part hereof from the date of filing of those documents. Any statement contained in the accompanying prospectus or any document incorporated by reference herein shall be deemed to be amended, modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, any additional prospectus supplement or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so amended, modified or superseded. We will provide without charge to each person to whom this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus supplement. Requests for such documents should be directed to Strategic Hotel Capital, Inc., 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60606 Attention: General Counsel (Telephone: (312) 658-5000).

PROSPECTUS

Strategic Hotel Capital, Inc.

$500,000,000

Shares of Common Stock

Shares of Preferred Stock

Warrants to Purchase Shares of Common Stock

We may offer and sell from time to time securities in one or more offerings up to a total dollar amount of $500,000,000 of securities. This prospectus provides you with a general description of the securities we may offer.

We may offer and sell the following securities:

•	shares of common stock;

•	shares of preferred stock, which may be convertible into our shares of common stock; and

•	warrants to purchase shares of common stock.

Each time securities are sold using this prospectus, we will provide a supplement to this prospectus containing specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement before you invest.

The securities will be offered directly to investors or through underwriters, dealers or agents. The supplements to this prospectus will provide the specific terms of the plan of distribution.

To ensure that we maintain our qualification as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, as amended, ownership of our equity securities by any person is subject to certain limitations. See “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer.”

Shares of our common stock are listed on the New York Stock Exchange under the symbol “SLH”.

We maintain our executive offices at 77 West Wacker Drive, Suite 4600, Chicago, Illinois 60601. Our telephone number is (312) 658-5000.

Please see page 4 for risk factors relating to an investment in Strategic Hotel Capital, Inc. which you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

As used in this prospectus, references to “we,” “our,” “us,” the “Company” and the “REIT” are to Strategic Hotel Capital, Inc. and, except as the context otherwise requires, its consolidated subsidiaries, including Strategic Hotel Funding, L.L.C. and its consolidated subsidiaries. References to “SHC Funding” or the “limited liability company” are to Strategic Hotel Funding, L.L.C. References to “Whitehall” are to Whitehall Street Real Estate Non-managing membership VII, Whitehall Street Real Estate Non-managing membership IX and their affiliates. Whitehall is controlled by The Goldman Sachs Group, Inc., which is the parent company of Goldman, Sachs & Co. References to “Prudential” are to Prudential Financial, Inc. and its affiliates, including Strategic Value Investors, LLC, The Prudential Insurance Company of America, Prudential Investment Management, Inc., PIC Realty Corporation and Prudential Assets, LLC, and to entities owning our securities over which Prudential Financial, Inc. or its affiliates have investment management discretion, including (SHC/Olayan) Redemption Vehicle, LLC and SVI (SHC/Houston) Redemption Vehicle, LLC.

This prospectus contains registered trademarks that are the exclusive property of their respective owners, which are companies other than us, including Embassy Suites®, Four Seasons®, Hilton®, Hyatt®, InterContinental®, Loews®, Marriott® and Ritz-Carlton®. None of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees is an issuer or underwriter of the securities being offered hereby. In addition, none of the owners of these trademarks, their affiliates or any of their respective officers, directors, agents or employees has or will have any liability arising out of or related to the sale or offer of the securities being offered hereby, including any liability or responsibility for any financial statements, projections or other financial information or other information contained in this prospectus or otherwise disseminated in connection with the offer or sale of the securities offered hereby.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process or continuous offering process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by us. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing specific information about us and the terms of the securities being offered. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement or amendment may also add, update, or change information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.” Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update, or change information in this prospectus or any prospectus supplement. If information in these subsequent filings, prospectus supplements or amendments is inconsistent with this prospectus or any prospectus supplement, the information incorporated by reference or included in the subsequent prospectus supplement or amendment will supersede the information in this prospectus or any earlier prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology.

The forward-looking statements contained in this prospectus reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from expected results include changes in economic, business, competitive market and regulatory conditions. Important risks and factors that could cause our actual results to differ materially from any forward-looking statements include, but are not limited to:

•	The factors discussed in this prospectus set forth under the section titled “Risk Factors”;

•	Downturns in economic and market conditions, particularly levels of spending in the travel and leisure industries in the markets where we invest;

•	Hostilities, including future terrorist attacks, or apprehension of hostilities that affect travel within or to the United States, Mexico, Czech Republic, Germany, France or other countries where we invest;

•	Increases in interest rates and operating costs;

•	Difficulties in identifying properties to acquire and completing acquisitions;

•	Our ability to dispose of existing properties in a manner consistent with our investment strategy;

•	Risks related to natural disasters;

•	General volatility of the capital markets and the market price of our common stock;

•	Our failure to qualify and maintain our status as a real estate investment trust (a “REIT”);

•	Changes in real estate and zoning laws or regulations;

•	Increases in real property tax rates; and

•	Changes in the competitive environment in our industry and the markets where we invest.

We do not intend, and disclaim any duty or obligation, to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

THE COMPANY

We were incorporated in January 2004 to own and asset manage upper upscale and luxury hotels in North America and Europe. We went public in an initial public offering in June 2004. Our founder and accounting predecessor, Strategic Hotel Capital, L.L.C., or SHC LLC, was founded in 1997 by Laurence Geller, our President and Chief Executive Officer, Whitehall and others. We own our properties through our investment in SHC Funding, our operating partnership.

We:

•	own the fee interest in 11 hotels, comprising approximately 4,961 rooms, located in Arizona, California, Florida, Illinois and Louisiana and in Mexico;

•	lease three hotels from unaffiliated lessors: a ground lease in a hotel in Lincolnshire, Illinois and operating leases in hotels in Paris, France and Hamburg, Germany, comprising an aggregate of approximately 859 rooms;

•	own a 35% interest in a joint venture, with an unaffiliated party, that owns a hotel in Prague, Czech Republic comprising approximately 372 rooms, and we asset manage such hotel on behalf of the joint venture;

•	own an 85% interest in each of the InterContinental Hotel in Miami and the InterContinental Hotel in Chicago;

•	own a 31% interest in and act as asset manager for a joint venture, which joint venture is with two unaffiliated parties, that is developing the Four Seasons Residence Club Punta Mita, a luxury vacation home product that will be sold in fractional ownership interests on property adjacent to our Four Seasons Punta Mita Resort hotel in Mexico; and

•	asset manage seven hotels for SHC LLC under an asset management agreement.

We do not operate any of our hotels directly; instead we employ internationally known hotel management companies to operate them for us under management contracts or operating leases. Our existing hotels are operated under the widely recognized upper upscale and luxury brands of Embassy Suites®, Four Seasons®, Hilton®, Hyatt®, InterContinental®, Loews®, Marriott® and Ritz-Carlton®.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information included or incorporated by reference in this prospectus. An investment in the securities offered by this prospectus involves a significant degree of risk, including but not limited to the risks described below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you could lose a portion of your original investment.

Risks Related to Our Business

If the recent economic slowdown reoccurs, our results will be adversely affected by declines in average daily room rates or occupancy.

The performance of the lodging industry has traditionally been closely linked with the general economy. In an economic downturn, upper upscale and luxury hotels may be more susceptible to a decrease in revenues, as compared to hotels in other categories that have lower room rates. In periods of weak demand, profitability is negatively affected by the relatively high fixed costs of operating upper upscale and luxury hotels, when compared to other classes of hotels. If the recent economic slowdown reoccurs, this could result in further declines in average daily room rates or occupancy and thereby have a material adverse effect on our results of operations.

The threat of terrorism has adversely affected the hotel industry generally and these adverse effects may continue or, particularly if there are further terrorist events, worsen.

The threat of terrorism has caused a significant decrease in hotel occupancy and average daily rates due to disruptions in business and leisure travel patterns and concerns about travel safety. Hotels in major metropolitan areas and near airports have been adversely affected due to concerns about air travel safety and a significant overall decrease in the amount of air travel, particularly transient business travel, which includes the corporate and premium business segments that generally pay the highest average room rates. Future terrorist acts, terrorism alerts or outbreaks of hostilities could have a negative effect on travel and on our business.

Rising operating expenses and costs of capital improvements could reduce our cash flow, EBITDA and funds available for future distributions.

Our properties are subject to operating risks common to the lodging industry in general. If a property’s occupancy or room rates drop to the point where its revenues are insufficient to cover its operating expenses, then we could be required to spend additional funds for that property’s operating expenses. In the future, our properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses, which could reduce our cash flow, Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA, and funds available for future distributions.

Our hotel properties have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. Some of these capital improvements are mandated by health, safety or other regulations. These capital improvements may give rise to (i) a possible shortage of available cash to fund capital improvements, (ii) the possibility that financing for these capital improvements may not be available to us on affordable terms and (iii) uncertainties as to market demand or a loss of market demand after capital improvements have begun. The costs of these capital improvements could adversely affect our financial condition and amounts available for distribution to our stockholders.

Our business and operating results depend in large part upon the performance of third-party hotel management companies that manage our hotels.

Our hotels are managed by third-party hotel management companies pursuant to management agreements or an operating lease in the case of the Marriott Hamburg. Therefore, our business and operating results depend in large part upon our hotel management companies’ performance under the management agreements.

Under the terms of these management agreements, the third-party hotel managers control the daily operations of our hotels. We do not have the authority to require any hotel to be operated in a particular manner or to govern any particular aspect of the daily operations of any hotel (for instance, setting room rates). Thus, even if we believe our hotels are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, net revenue per available room, or RevPAR, and average daily rates, we may not be able to force the management company to change its method of operation of our hotels. Additionally, in the event that we need to replace any of our management companies, we may be required by the terms of the management agreement to pay substantial termination fees and may experience disruptions at the affected hotels. The effectiveness of the hotel management companies in managing our hotels will, therefore, significantly affect the revenues, expenses and value of our hotels.

Additionally, our hotel management companies and their affiliates own, operate or franchise properties other than our properties, including properties that directly compete with our properties. Therefore, a hotel management company may have different interests than our own with respect to short-term or long-term goals and objectives, including interests relating to the brands under which such hotel management companies operate. Such differences may be significant depending upon many factors, including the remaining term of the management agreement, trade area restrictions with respect to competition by the hotel management company or its affiliates or differing policies, procedures or practices. Any of these factors may adversely impact the operation and profitability of a hotel, which could harm our financial condition and results of operations.

All revenues generated at our hotels, including credit card receivables, are deposited by the payors into accounts maintained and controlled by the relevant hotel management company, which pays operating and other expenses for the relevant hotel (including real and personal property taxes), pays itself management fees in accordance with the terms of the applicable management agreement and makes deposits into any reserve funds required by the applicable management agreement. In the event of a bankruptcy or insolvency involving a hotel management company, there is a risk that the payment of operating and other expenses for the relevant hotel and payment of revenues to us may be delayed or otherwise impaired. The bankruptcy or insolvency of a hotel management company may significantly impair its ability to provide services required under the management agreement.

We have substantial debt, a portion of which is variable rate debt, and we may incur additional indebtedness, which may negatively affect our business and financial results.

Our debt may negatively affect our business and financial results, including:

•	requiring us to use a substantial portion of our funds from operations to make required payments on principal and interest, which will reduce the amount available for distributions to stockholders, funds available for operations and capital expenditures, future business opportunities and other purposes;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions;

•	limiting our ability to borrow more money for operations, capital or to finance acquisitions in the future; and

•	requiring us to dispose of properties in order to make required payments of interest and principal.

We have a substantial amount of outstanding indebtedness, a portion of which bears interest at a variable rate, and we may borrow additional variable rate debt under our revolving credit facility. Increases in interest rates on our existing variable rate indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay distributions.

Since we anticipate that our internally generated cash will be adequate to repay only a portion of our indebtedness prior to maturity, we expect that we will be required to repay debt through re-financings and/or equity offerings. The amount of our existing indebtedness may adversely affect our ability to repay debt through re-financings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us and which might adversely affect cash available for distributions. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, our interest expense would increase, which would adversely affect our operating results.

We also intend to incur additional debt in connection with future acquisitions of real estate. We may, in some instances, borrow under our revolving credit facility or borrow new funds to acquire properties. In addition, we may incur mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate properties we acquire. If necessary or advisable, we may also borrow funds to satisfy the requirement that we distribute to stockholders at least 90% of our annual REIT taxable income or to ensure otherwise that we maintain our qualification as a REIT for U.S. Federal income tax purposes.

Our working capital and liquidity reserves may not be adequate to cover all of our cash needs and we may have to obtain financing from either affiliated or unaffiliated sources. Sufficient financing may not be available or, if available, may not be available on reasonable terms. Additional borrowings for working capital purposes will increase our interest expense, and therefore may harm our financial condition and results of operations.

Our organizational documents do not limit the amount of indebtedness that we may incur. If we become highly leveraged, then the resulting increase in debt service would reduce cash available for distribution and could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our financial covenants may restrict our operating or acquisition activities.

Our revolving credit facility contains customary restrictions, requirements and other limitations on our ability to incur indebtedness, including customary financial covenants. Our ability to borrow under our revolving credit facility is subject to compliance with these financial and other covenants. We may use borrowings under our revolving credit facility to finance acquisitions and redevelopment activities and for working capital. If we are unable to borrow under our revolving credit facility or to refinance existing indebtedness, we may be prevented from making acquisitions or funding our working capital needs and our financial condition and results of operations would be adversely affected.

Our asset management agreement with SHC LLC may be terminated resulting in a loss of revenue and a material adverse effect on our results of operations and financial condition.

Our asset management agreement with SHC LLC is terminable by SHC LLC at any time after June 29, 2006 upon 90 days’ notice. Additionally, the annual fee of $5.0 million payable under the asset management agreement is automatically reduced after June 29, 2005 to the extent that SHC LLC sells any of its hotels covered by the asset management agreement. If the asset management agreement is terminated or the fees reduced, we will experience a loss of revenue, which could have a material adverse effect on our results of operations and financial condition.

The geographic concentration of our hotels in California makes us more susceptible to economic downturn in that state.

Five of our hotels are located in California, the greatest concentration of our portfolio properties in any state. California has been historically at greater risk to certain acts of nature, such as floods and earthquakes, than other states, and has also been subject to a more pronounced economic downturn than other regions. It is also possible that a change in California laws applicable to hotels and the lodging industry may have a greater impact on us than a change in comparable laws in another jurisdiction where we have hotels. Accordingly, our business, financial condition and results of operations may be particularly susceptible to a downturn or changes in the California or other local economies where we operate.

We face competition for the acquisition of real estate properties.

We compete with institutional pension funds, private equity investors, other REITs, owner-operators of hotels and others who are engaged in real estate investment activities for the acquisition of hotels. These competitors may drive up the price we must pay for real property, other assets or other companies we seek to acquire or may succeed in acquiring those properties, assets or companies themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have a more compatible operating philosophy. In addition, the number of entities competing for suitable investment properties may increase in the future. This would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability may be reduced. Also, future acquisitions of real property, other assets or other companies may not yield the returns we expect and, if financed using our equity, may result in stockholder dilution. We also may not be successful in identifying or consummating acquisitions and joint ventures on satisfactory terms. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

We may experience conflicts of interest with significant stockholders and those stockholders may also exercise significant influence over our affairs.

Our two largest stockholders, Whitehall and Prudential, in aggregate beneficially own approximately 18% and 14%, respectively, of the outstanding shares of our common stock. Furthermore, two members of our board of directors, Jonathan A. Langer and Robert M. Falzon, are affiliated with Whitehall and Prudential, respectively. Pursuant to a shareholders agreement between us and Whitehall, Whitehall is entitled (depending on share ownership levels) to nominate one person to serve on our board of directors and we are obligated to use our best efforts to cause the election of Whitehall’s nominee. In addition, Whitehall and Prudential are the largest beneficial owners of SHC LLC, which owns the seven properties that we continue to asset manage under an asset management agreement between our domestic taxable REIT subsidiary and SHC LLC. As a result, we may experience conflicts of interest in connection with: (i) competition with SHC LLC, Whitehall or Prudential over the acquisition of hotel properties; (ii) the disposition of properties that we currently own, if prospective purchasers compete with SHC LLC; (iii) the disposition of properties owned by SHC LLC which will result in a lower or no management fee payable to us; or (iv) our acquisition of hotels from SHC LLC.

Whitehall and Prudential’s shares of common stock constitute a significant portion of the votes needed to approve matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors, and the determination of our day-to-day corporate and management policies. In addition to the terms of the shareholders agreement between us and Whitehall described above, Whitehall and Prudential have agreed to vote all their shares of capital stock in favor of Mr. Geller’s election to our board of directors, as long as they own any shares of our capital stock and we nominate Mr. Geller as a director. Also, Whitehall and Prudential will together be able to exercise significant influence over the outcome of any proposed merger or consolidation of our company under Maryland law. Whitehall and Prudential’s ownership interest in our company may discourage third parties from seeking to acquire control of our company which may adversely affect the market price of our common stock.

We are prohibited from selling one of our properties in taxable transactions before specified dates in the future.

Unless the transaction will qualify as a tax deferred exchange, the terms of certain agreements prohibit us from selling the Loews Santa Monica Beach Hotel before the earlier of March 4, 2013 or the date three named individuals are deceased. Also, we agreed to maintain $60 million of indebtedness on the Loews Santa Monica Beach Hotel until such date. These limitations may prevent us from selling this property on a timely basis or at all.

Our management has a limited history operating a REIT and limited experience managing a public company.

We have a brief operating history. Until recently, our management team has historically operated our business as a privately-owned corporation, has limited experience operating a REIT and limited experience managing a publicly-owned company. We continue to develop control systems and procedures adequate to support a public REIT company and this transition could place a significant strain on our management systems, infrastructure, overhead and other resources.

Risks Related to the Lodging and Real Estate Industries

A number of factors, many of which are common to the lodging industry and beyond our control, could affect our business, including those described elsewhere in this section as well as the following:

•	increased competition from new supply or existing hotel properties in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business, commercial and leisure travelers and tourism;

•	dependence on group and meeting/conference business;

•	increases in energy costs, airline strikes or other factors that may affect travel patterns and reduce the number of business and commercial travelers and tourists; and

•	risks generally associated with the ownership of hotel properties and real estate, as we discuss in more detail below.

These factors could have an adverse effect on our financial condition, results of operations and ability to make distributions to our stockholders.

The illiquidity of real estate investments and the lack of alternative uses of hotel properties could significantly limit our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more of our properties in response to changing economic, financial and investment conditions is limited. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

In addition, hotel properties may not readily be converted to alternative uses if they were to become unprofitable due to competition, age of improvements, decreased demand or other factors. The conversion of a hotel to alternative uses would also generally require substantial capital expenditures.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements and as a result our ability to sell the property would be limited. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and results of operations.

We derive revenues from outside the United States, which subjects us to different legal, monetary and political risks, as well as currency exchange risks, and may cause unpredictability in a source of our cash flows.

Our business plan assumes that a portion of our investments will continue to be in hotel properties located outside the United States. International investments and operations generally are subject to various political and other risks that are different from and in addition to those for U.S. investments and operations, including:

•	enactment of laws prohibiting or restricting the foreign ownership of property;

•	laws restricting us from removing profits earned from activities within the country to the United States, including the payment of distributions, i.e., nationalization of assets located within a country;

•	changes in laws, regulations and policies, including land use, zoning and environmental laws as well as real estate and other tax rates;

•	exchange rate fluctuations;

•	change in the availability, cost and terms of mortgage funds resulting from varying national economic policies or changes in interest rates;

•	high administrative costs; and

•	terrorism, war or civil unrest.

Unfavorable legal, regulatory, economic or political changes such as those described above could adversely affect our financial condition and results of operations.

Seasonal variations in revenue at our hotels can be expected to cause quarterly fluctuations in our revenues.

Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. To the extent that cash flows from operations are insufficient during any quarter, due to seasonal fluctuations in revenues, we may have to enter into short-term borrowings to make distributions to our stockholders.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability as a result of increased commissions or lower room rates.

Some of our hotel rooms are booked through Internet travel intermediaries such as Travelocity.com, Expedia.com, Orbitz.com, Hotels.com and Priceline.com. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from our management companies. If the amount of sales made through Internet intermediaries increases significantly and our hotel operators fail to appropriately price room inventory in a manner that maximizes yields, room revenues may flatten or decrease and our profitability may be adversely affected.

Uninsured and underinsured losses could adversely affect our financial condition, results of operations and our ability to make distributions to our stockholders.

Various types of catastrophic losses, such as losses due to wars, terrorist acts, earthquakes, floods, hurricanes, pollution or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. Five of our hotels are located in California, which has been historically at greater risk to certain acts of nature (such as floods and earthquakes) than other states. Our Four Seasons in Mexico City is also in an area exposed to greater risk of earthquakes. Our Hyatt Regency New Orleans and Four Seasons Punta Mita Resort are located in areas that are prone to hurricanes and/or floods. Also, we were forced to close the Inter.Continental Prague for approximately eleven weeks during the latter half of 2002 due to flooding.

In the event of a catastrophic loss, our insurance coverage may not be sufficient to cover the full current market value or replacement cost of our lost investment. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. In the event of a significant loss, our deductible may be high and we may be required to pay for all such repairs and, as a consequence, it could materially adversely affect our financial condition. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed property.

Since September 11, 2001, it has generally become more difficult and expensive to obtain property and casualty insurance, including coverage for terrorism. When our current insurance policies expire, we may encounter difficulty in obtaining or renewing property or casualty insurance on our properties at the same levels of coverage and under similar terms. Such insurance may be more limited and for some catastrophic risks (e.g., earthquake, flood and terrorism) may not be generally available at current levels. Also, since the flooding in Prague described above, flood insurance has become more expensive and coverage has diminished at the property. Even if we are able to renew our policies or to obtain new policies at levels and with limitations consistent with our current policies, we cannot be sure that we will be able to obtain such insurance at premium rates that are commercially reasonable. If we were unable to obtain adequate insurance on our properties for certain risks, it could cause us to be in default under specific covenants on certain of our indebtedness or other contractual commitments we have which require us to maintain adequate insurance on our properties to protect against the risk of loss. If this were to occur, or if we were unable to obtain adequate insurance and our properties experienced damages which would otherwise have been covered by insurance, it could materially adversely affect our financial condition and the operations of our properties.

Environmental and other governmental laws and regulations could increase our compliance costs and liabilities and adversely affect our financial condition and results of operations.

Our hotel properties are subject to various U.S. Federal, state and local environmental laws. Under these laws, courts and government agencies have the authority to require us, as owner of a contaminated property, to clean up the property, even if we did not know of or were not responsible for the contamination. These laws also apply to persons who owned a property at the time it became contaminated. In addition to the costs of clean-up, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property. These laws can also impose liability on parties that arrange for the disposal of wastes at an offsite property that becomes contaminated.

In addition, some of these environmental laws can restrict the use of a property and place conditions on various activities. An example would be laws that require a business using hazardous substances on a property (such as swimming pool and lawn care chemicals) to manage them carefully and to notify local officials that the chemicals are being used. Failure to comply with these laws could result in fines and penalties or expose us to third-party liability.

From time to time, the United States Environmental Protection Agency, or EPA, designates certain sites affected by hazardous substances as “Superfund” sites. Superfund sites can cover large areas, affecting many different parcels of land. The EPA may choose to pursue parties regardless of their actual contribution to the contamination. The Hilton Burbank Airport and Convention Center is located within a Federal Superfund site. The area was designated as a Superfund site because groundwater underneath the area is contaminated. We have not been named, and do not expect to be named, as a party responsible for the clean-up of the groundwater contamination. There can be no assurance regarding potential future developments concerning this site, however.

The presence of any environmental conditions at our properties could result in remediation and other costs and liabilities and adversely affect our financial condition and results of operations.

We have reviewed environmental reports prepared by consultants retained by our lenders at various times, which disclose certain conditions on our properties and the use of hazardous substances in operation and maintenance activities that could pose a risk of environmental contamination or liability. At some facilities these include on-site dry cleaning operations, petroleum storage in underground storage tanks, past tank removals and the known or suspected presence of asbestos and mold.

We have detected the presence of mold at a few of our hotels. In the case of one of our hotels where the presence of mold might not be confined to limited areas, we have engaged a consultant to study the extent of the moisture infiltration and resultant mold. While we have not yet determined the extent of the moisture infiltration and resultant mold at that hotel, the costs to remediate the situation and any litigation that may arise from the presence of mold could be significant. Many of the costs may be excluded from coverage under our property and general liability policies, in which event we would be required to use our own funds to resolve the issue. Further, if the moisture infiltration and resulting mold is pervasive, we may not be able to rent rooms at that hotel, which could result in a loss of revenue. We can make no assurance that liabilities resulting from moisture infiltration and the presence of or exposure to mold will not have a future material adverse effect on our business, financial condition, results of operations and ability to make distributions to our stockholders.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by property contamination or exposure to hazardous substances such as asbestos, lead paint or black mold. In recent years, concern about indoor exposure to mold has been increasing as such exposure has been alleged to have a variety of adverse effects on health. As a result, there has been an increasing number of lawsuits against owners and managers of real property relating to the presence of mold. Damages related to the presence of mold are generally excluded from our insurance coverage. Should an uninsured loss arise against us, we would be required to use our own funds to resolve the issue, which could have a adverse impact on our results of operations and ability to make distributions to stockholders.

The costs to clean up a contaminated property, to defend against a claim, or to comply with environmental laws could be material and could adversely affect the funds available for distribution to our stockholders. Future laws or regulations may impose material environmental liabilities on us, the current environmental condition of our hotel properties may be affected by the condition of the properties in the vicinity of our hotel properties (such as the presence of leaking underground storage tanks) or by third parties unrelated to us and currently unknown environmental liabilities related to our hotel properties may be identified.

Under the Americans with Disabilities Act of 1990, or the ADA, all public accommodations must meet various Federal requirements related to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and non- compliance could result in the U.S. government imposing fines or in private litigants winning damages. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our financial condition, results of operations and ability to make distributions to our stockholders could be adversely affected.

We face competition in the acquisition of properties and properties that we acquire may not perform as anticipated.

We expect to acquire additional hotel properties from time to time. The acquisition of properties involves risks, including the risk that the acquired property will not perform as anticipated and the risk that that any actual costs for rehabilitating, repositioning, renovating and improving identified in the pre-acquisition process will exceed estimates. There is, and it is expected that there will continue to be, significant competition for acquisitions that meet our investment criteria as well as risks associated with obtaining financing for acquisition activities.

Risks Related to Our Organization and Structure

Provisions of our organizational documents may limit the ability of a third party to acquire control of our company and may depress our stock price.

In order for us to maintain our status as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this test, subject to some exceptions, our charter prohibits any stockholder from owning actually or constructively more than 9.8% of the value of outstanding shares of our stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock. Any attempt to own or transfer shares of our capital stock in excess of the ownership limit without the consent of our board of directors will be void, and could result in the shares being automatically transferred to a charitable trust. This ownership limitation may prevent an acquisition of control of our company by a third party without our board of directors’ grant of an exemption from the ownership limitation, even if our stockholders believe the change of control is in their interest.

Our charter authorizes our board of directors to cause us to issue up to 150,000,000 shares of common stock and up to 150,000,000 shares of preferred stock, to amend our charter without stockholder approval to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of our stock that we have authority to issue, to classify or reclassify any unissued shares of common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares. Issuances of additional shares of stock may have the effect of delaying or preventing a change in control of our company, including transactions at a premium over the market price of our stock, even if stockholders believe that a change of control is in their interest.

Our charter permits the removal of a director only upon the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors and provides that vacancies may only be filled by a majority of the remaining directors. Our bylaws require advance notice of a stockholder’s intention to nominate directors or present business for consideration by stockholders at an annual meeting of our stockholders. These provisions may delay, defer, or prevent a transaction or change in control that involves a premium price for our common stock or that for other reasons may be desired by our stockholders.

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special super majority stockholder voting requirements on these combinations;

•	“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares; and

•	“unsolicited takeover” provisions of Maryland law permit our board of directors, without stockholder approval, to implement a classified board as well as impose other restrictions on the ability of a third party to acquire control.

We have opted out of the control share provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, become subject to the control share provisions of the MGCL in the future except with respect to Prudential and Whitehall who will not be subject to the operation of the control share provisions without their prior written consent.

We rely on our President and Chief Executive Officer, Mr. Laurence Geller, the loss of whom could have a material adverse effect on our business.

Our continued success will depend to a significant extent on the efforts and abilities of our President and Chief Executive Officer, Mr. Laurence Geller. Mr. Geller is an experienced hotel industry senior executive, operator and consultant with over 40 years’ experience working with many major multinational hotel companies and executives. Mr. Geller is actively engaged in our management and determines our strategic direction, especially with regard to operational, financing, acquisition and disposition activity. Mr. Geller’s departure could have a material adverse effect on our operations, financial condition and operating results.

You have limited control as a stockholder regarding any changes we make to our policies.

Our board of directors determines our major policies, including our investment objectives, financing, growth and distributions. Our board may amend or revise these and other policies without a vote of our stockholders. This means that our stockholders will have limited control over changes in our policies.

Tax Risks

If we fail to maintain our status as a REIT, our distributions will not be deductible by us, and our income will be subject to U.S. Federal taxation, reducing our earnings available for distribution.

We currently qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). The requirements for this qualification, however, are complex. If we fail to meet these requirements in the future, our distributions will not be deductible by us and we will have to pay a corporate U.S. Federal level tax on our income. This would substantially reduce our cash available to pay distributions on your investment in our stock. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our results of operations. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we would generally be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Even if we maintain our status as a REIT, we may become subject to U.S. Federal, state, local or foreign taxes on our income or property reducing our earnings available for distribution.

Even if we maintain our status as a REIT, we may become subject to U.S. Federal income taxes and related state taxes. For example, if we have net income from a “prohibited transaction”, that income will be subject to a 100% tax. A “prohibited transaction” is, in general, the sale or other disposition of inventory or property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our property and pay U.S. Federal income tax directly on that income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of that tax liability. We cannot assure you that we will be able to continue to satisfy the REIT requirements, or that it will be in our best interests to continue to do so.

We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnerships or at the level of the other companies through which we indirectly own our assets.

Foreign countries impose taxes on our hotels and our operations within their jurisdictions. We may not fully benefit from a foreign tax credit against our U.S. income tax liability for the foreign taxes we pay. As a result, our foreign taxes will reduce our income and available cash flow from our foreign hotels, which, in turn, could reduce our ability to make distributions to our stockholders.

If the leases of our hotels to our taxable REIT subsidiaries are not respected as true leases for Federal income tax purposes, we would fail to maintain our status as a REIT.

To continue to qualify as a REIT, we must satisfy two gross income tests, under which specified percentages of our gross income must be passive income, such as rent. The rent paid pursuant to the leases of our hotels to our taxable REIT subsidiaries will only qualify for purposes of the gross income tests if the leases are respected as true leases for U.S. Federal income tax purposes and are not treated as service contracts, joint ventures or some other type of arrangement. If the leases are not respected as true leases for U.S. Federal income tax purposes, we would fail to qualify as a REIT.

Our taxable REIT subsidiary is subject to special rules that may result in increased taxes.

Several Code provisions ensure that a taxable REIT subsidiary is subject to an appropriate level of U.S. Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. The IRS may successfully assert that the economic arrangements of any of our inter-company transactions, including the hotel leases, are not comparable to similar arrangements between unrelated parties.

We may be required to pay a penalty tax upon the sale of a hotel.

The U.S. Federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We may make sales that do not satisfy the requirements of the safe harbors or the IRS may successfully assert that one or more of our sales are prohibited transactions, and therefore we may be required to pay a penalty tax.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the offered securities to:

•	acquire and develop hotel properties as suitable opportunities arise;

•	invest in future co-investment ventures;

•	make improvements to our hotel properties;

•	repay any outstanding indebtedness at the time it is due; and

•	fund general business purposes.

Pending their use, we may invest the net proceeds in short-term, interest bearing securities.

DESCRIPTION OF COMMON STOCK

Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our common stock and describes certain provisions of our charter and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 150,000,000 shares of common stock, $.01 par value per share, and 150,000,000 shares of preferred stock, $.01 par value per share. As of June 30, 2005, we had 30,077,505 shares of common stock issued and outstanding and 4,000,000 shares of 8.50% Series A Cumulative Redeemable Preferred Stock issued and outstanding. Our charter provides that our board of directors, without stockholder approval, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of our stock that we are authorized to issue.

Voting Rights of Common Stock

Subject to the provisions of our charter regarding the restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except for certain limited voting rights of holders of our 8.50% Series A Cumulative Redeemable Preferred Stock and as may be provided with respect to any other subsequently issued class or series of stock, the holders of such common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors and the holders of the remaining stock are not able to elect any directors.

Distributions, Liquidation and Other Rights of Common Stock

All common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for dividends and to share ratably in our assets legally available for distribution to the stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities and any rights of holders of senior securities. These rights are subject to the preferential rights of any other class or series of our stock, including our 8.50% Series A Cumulative Redeemable Preferred Stock, and to the provisions of our charter regarding restrictions on transfer of our stock.

Holders of shares of common stock have no conversion, sinking fund, redemption, exchange or appraisal rights, and have no preemptive rights to subscribe for any of our securities.

Power to Reclassify Stock

Our charter authorizes our board of directors to classify any unissued preferred stock and to reclassify any previously classified but unissued common stock and preferred stock of any series from time to time in one or more classes or series, as authorized by our board of directors. Prior to issuance of stock of each class or series, our board of directors is required by the MGCL and our charter to set for each such class or series, subject to the provisions of our charter regarding the restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of additional preferred stock with priority over the common stock with respect to distributions and rights upon liquidation and with other terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for our stockholders or otherwise might be in their best interest.

Power to Issue Additional Common Stock and Preferred Stock

We believe that the power to issue additional common stock or preferred stock and to classify or reclassify unissued common stock or preferred stock and thereafter to issue the classified or reclassified stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, including the New York Stock Exchange. Although we have no current intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from these limits. However, our board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board for exemption, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the Trust. Prior to this offering, our board waived the ownership limit with respect to Prudential and Whitehall. Therefore, the above ownership limits do not apply to the common stock owned, directly or indirectly, by Prudential and Whitehall. Thus, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of our outstanding stock, thereby causing us to fail to qualify as a REIT. Our board of directors may require a ruling from the Internal Revenue Service, or IRS, or an opinion of counsel in order to determine or ensure our status as a REIT in circumstances where it has received a request for exemption and is unable to satisfy itself that the ownership limitations will not be violated.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust (the “Trust”) for the exclusive benefit of one or more charitable beneficiaries (“Charitable Beneficiaries”), and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee (the “Trustee”) of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give a value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares.

Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Other Matters

The transfer agent and registrar for our common stock is LaSalle Bank, N.A.

DESCRIPTION OF PREFERRED STOCK

General

Subject to limitations prescribed by Maryland law and our charter, our board of directors is authorized to issue, from the authorized but unissued shares of stock, shares of preferred stock in series and to establish from time to time the number of shares of preferred stock to be included in the series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each series, and any other subjects or matters as may be fixed by resolution of our board of directors or one of its duly authorized committees.

Reference is made to the prospectus supplement relating to the series of shares of preferred stock being offered for the specific terms of the series, including:

•	the title and stated value of the series of shares of preferred stock and the number of shares constituting that series;

•	the number of shares of the series of shares of preferred stock offered, the liquidation preference per share and the offering price of the shares of preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or the method(s) of calculation for those values relating to the shares of preferred stock of the series;

•	the date from which dividends on shares of preferred stock of the series shall cumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for shares of preferred stock of the series;

•	the provision for a sinking fund, if any, for shares of preferred stock of the series;

•	the provision for redemption, if applicable, of shares of preferred stock of the series;

•	any listing of the series of shares of preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which shares of preferred stock of the series will be convertible into shares of preferred stock of another series or common stock, including the conversion price, or manner of calculating the conversion price;

•	whether interests in shares of preferred stock of the series will be represented by global securities;

•	any other specific terms, preferences, rights, limitations or restrictions of the series of shares of preferred stock;

•	a discussion of U.S. Federal income tax considerations applicable to shares of preferred stock of the series;

•	the relative ranking and preferences of shares of preferred stock of the series as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	any limitations on issuance of any series of shares of preferred stock ranking senior to or on a parity with the series of shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of shares of preferred stock of the series, in each case as may be appropriate to preserve our status as a REIT under the Code.

Unless otherwise provided in the applicable prospectus supplement, the following terms shall apply to each series of shares of preferred stock being offered hereunder:

Rank

The shares of preferred stock of each series will rank with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of common stock, and to all equity securities ranking junior to the series of shares of preferred stock;

•	on a parity with all equity securities issued by us the terms of which specifically provide that the equity securities rank on a parity with shares of preferred stock of the series; and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to shares of preferred stock of the series.

Dividends

Holders of shares of preferred stock of each series shall be entitled to receive, when and as authorized by the Board of Directors and declared by us out of funds legally available for the payment of dividends, cumulative, preferential cash dividends at the rate set forth in the applicable prospectus supplement. Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day (each such day being a “dividend payment date”). Any dividend payable on a series of shares of preferred stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our records at the close of business on the applicable record date, which shall be on such date designated by the board of directors for the payment of dividends that is not more than 50 nor less than 10 days prior to such dividend payment date (which we refer to as a “dividend record date”), which in the normal course we would expect to be on or about the 15th day prior to the dividend payment date.

No dividends on a series of shares of preferred stock shall be declared or paid or set apart for payment by us at such time as the terms and provisions of any agreement we have entered into, including any agreement relating to our indebtedness for borrowed money, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Notwithstanding the foregoing, dividends on a series of shares of preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on a series of shares of preferred stock will not bear interest. Holders of shares of a series of preferred stock will not be entitled to any dividends in excess of full cumulative dividends as described above.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code), any portion of the dividends (as determined for U.S. Federal income tax purposes) paid or made available for the year to holders of all classes of shares, then the portion of such designated amount that shall be allocable to the holders of shares of a series of preferred stock shall be the amount that the total dividends (as determined for U.S. Federal income tax purposes) paid or made available to the holders of shares of such series of preferred stock for the year bears to the total dividends paid or made available for the year to holders of all classes of shares.

If any series of shares of preferred stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any series of preferred stock ranking, as to dividends, on a parity with or junior to such series of preferred stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the shares of such series of preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon a series of preferred stock and the shares of any other series of preferred stock ranking on parity as to dividends with such series of preferred stock, all dividends declared upon such series of preferred stock and any other series of preferred stock ranking on a parity as to dividends with such series of preferred stock shall be declared pro rata so that the amount of dividends declared per share on such series of preferred stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on such series of preferred stock and such other series of preferred stock bear to each other. If such other preferred stock does not have a cumulative dividend, there will be no accrual in respect of unpaid dividends for prior periods for such preferred stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on a shares of a series of preferred stock which may be in arrears.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the shares of a series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in common shares or other stock ranking junior to such series of preferred stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other dividend or distribution shall be declared or made upon the common stock or any other of our stock ranking junior to or on a parity with such series of preferred stock as to dividends or upon liquidation, nor shall any common stock or any other of our stock ranking junior to or on a parity with such series of preferred stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us or any of our subsidiaries, except by conversion into or exchange for other of our stock ranking junior to such series of preferred stock as to dividends and upon liquidation.

Any dividend payment made on shares of a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series of preferred stock which remains payable.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock or otherwise, is permitted under the Maryland law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of a series of preferred stock shall not be added to our total liabilities.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any dividend or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to the series of shares of preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of us, the holders of each series of shares of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders, liquidating dividends in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon. After payment of the full amount of the liquidating dividends to which they are entitled, the holders of each series of shares of preferred stock will have no right or claim to any of our remaining assets.

In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating dividends on all outstanding shares of preferred stock of the series and the corresponding amounts payable on all shares of other classes or series of our stock ranking on a parity with such series of preferred stock in the distribution of assets, then the holders of shares of preferred stock of the series and all other such classes or series of stock shall share ratably in any such distribution of assets in proportion to the full liquidating dividends to which they would otherwise be respectively entitled. For such purposes, the consolidation or merger of us with or into any other entity, or the sale, lease or conveyance of all or substantially all of our property or business, or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of us.

Redemption

Shares of a series of preferred stock will not be redeemable prior to the date set forth in the applicable prospectus supplement. On or after such date, we, at our option upon not less than 30 nor more than 60 days’ written notice, may redeem the shares of such series of preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of per share as set forth in the applicable prospectus supplement, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. Holders of shares of a series of preferred stock to be redeemed shall surrender such shares of preferred stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If fewer than all of the outstanding shares of the series of preferred stock are to be redeemed, the number of shares to be redeemed will be determined by us and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by us.

Unless full cumulative dividends on all shares of the series of preferred stock and all stock ranking on a parity with such series of preferred stock with respect to the payment of dividends and amounts upon liquidation, dissolution and winding up (referred to as parity shares) shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of such series of preferred stock or shares of parity stock shall be redeemed unless all outstanding shares of such series of preferred stock and shares of parity stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of such series of preferred stock or shares of parity stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series of preferred stock and shares of parity stock. Furthermore, unless full cumulative dividends on all outstanding shares of such series of preferred stock and shares of parity stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of such series of preferred stock or shares of parity stock (except by conversion into or exchange for our stock ranking junior to the shares of such series of preferred stock and shares of parity stock as to dividends and upon liquidation).

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of the series of preferred stock at the address shown on our share transfer books. Each notice shall state: (i) the redemption date; (ii) the number of shares of the series of preferred stock to be redeemed; (iii) the redemption price per share, plus any accrued and unpaid dividends through the date of redemption; (iv) the place or places where certificates for shares of the series of preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on shares of the series of preferred stock will cease to accrue on such redemption date. If fewer than all the shares of the series of preferred stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of the series of preferred stock to be redeemed from each such holder. If notice of redemption of any shares of the series of preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of the shares of preferred stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on the shares of such series of preferred stock, such shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

If we redeem any shares of a series of preferred stock and if the redemption date occurs after a dividend record date and on or prior to the related dividend payment date, the dividend payable on such dividend payment date with respect to such shares called for redemption shall be payable on such dividend payment date to the holders of record at the close of business on such dividend record date, and shall not be payable as part of the redemption price for such shares.

The shares of preferred stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve our status as a real estate investment trust as defined in the Code, the shares of preferred stock may be subject to redemption as described in “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer.” Any such redemption would apply only to shares held, directly or indirectly, by those stockholders with concentrated share ownership that would violate the ownership limit provision. In addition, the number of shares subject to such a redemption would be limited to that number of concentrated shares sufficient in the opinion of the board of directors to maintain or bring the ownership of shares into conformity with the ownership limit provision. See “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer.”

Voting Rights

Holders of the shares of preferred stock of each series will not have any voting rights, except as set forth below.

If and whenever six quarterly dividends (whether or not consecutive) payable on shares of the series of preferred stock or any shares of parity stock are in arrears (which, for any quarterly dividend, means that such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the board of directors will be increased by two, and the holders of shares of such series of preferred stock, voting together as a class with the holders of any other series of parity stock (any such other series, being “voting preferred shares”), will have the right to elect two additional directors to serve on our board of directors at any annual meeting of shareholders or a special meeting of the holders of shares of such series of preferred stock and such voting preferred shares called at the request of any holder of record of shares of the series of preferred stock or by a holder of such voting preferred shares and at each subsequent annual meeting of stockholders until all such dividends and all dividends for the current quarterly period on the shares of the series of preferred stock and such other voting preferred shares have been paid or declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

The approval of two-thirds of the outstanding shares of the series of preferred stock and all other series of voting preferred shares similarly affected, voting as a single class, is required in order to (i) amend our charter to affect materially and adversely the rights, preferences or voting power of the holders of the shares of the series of preferred stock or the voting preferred shares, (ii) enter into a share exchange that affects the shares of such series of preferred stock, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each share of the series of preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a share of such series of preferred stock (except for changes that do not materially and adversely affect the holders of the shares of such series) or (iii) authorize, reclassify, create, or increase the authorized amount of any class of stock having rights senior to the shares of the series of preferred stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, we may create additional classes of parity shares and shares ranking junior to the shares of such series of preferred stock as to dividends or upon liquidation (each, referred to as “junior shares”), increase the authorized number of parity shares and junior shares and issue additional series of parity shares and junior shares without the consent of any holder of shares of the series of preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of the series of preferred stock have been redeemed in accordance with their terms or called for redemption in accordance with their terms and sufficient funds shall have been deposited in trust to effect such redemption.

Except as provided above or as required by law, the holders of shares of preferred stock of each series are not entitled to vote on any merger or consolidation involving us or a sale of all or substantially all of our assets or any amendment to our charter.

Conversion Rights

The terms and conditions, if any, upon which shares of preferred stock of any series are convertible into shares of preferred stock of another series or common stock will be set forth in the applicable prospectus supplement relating to the series. These terms will include:

•	the number of shares of preferred stock of another series or common stock into which the shares of preferred stock of the series are convertible;

•	the conversion price, or manner of calculation of the conversion price;

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the shares of preferred stock of the series or us;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the shares of preferred stock of the series.

Restrictions on Ownership

As discussed above under “Description of Common Stock—Restrictions on Ownership and Transfer,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of stock may be owned by five or fewer individuals at any time during the last half of any taxable year. Therefore, the articles supplementary for each series of shares of preferred stock may contain provisions restricting the ownership and transfer of the shares of preferred stock similar to those described under “Description of Common Stock—Restrictions on Ownership and Transfer.” The applicable prospectus supplement will specify any additional ownership limitations relating to a series of shares of preferred stock.

All certificates representing shares of shares of preferred stock will bear a legend referring to the restrictions described above.

Registrar and Transfer Agent

The registrar and transfer agent for the shares of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS TO PURCHASE SHARES OF COMMON STOCK

We may issue warrants for the purchase of shares of common stock. Warrants may be issued independently or together with any other securities described in this prospectus that are offered pursuant to any prospectus supplement and the warrants may be attached to or may be transferable separately from the other securities being offered. We will issue each series of warrants under a separate warrant agreement that we will enter into with a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series and will not assume any obligation or relationship of agency or trust for or with respect to any provisions of the warrants.

The prospectus supplement relating to any warrants we offer will describe the specific terms of the warrants, including, where applicable:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of common stock purchasable upon exercise of the warrants;

•	the designation and terms of any securities with which the warrants are issued and the number of any warrants issued with each security;

•	the date, if any, on and after which the warrants and the related shares of common stock will be separately transferable, including any limitations on ownership and transfer of the warrants as may be appropriate to preserve our status as a REIT;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of U.S. Federal income tax considerations relevant to the warrants; and

any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR

CHARTER AND BYLAWS

The following paragraphs summarize the material provisions of Maryland law applicable to us and of our charter and bylaws. For a complete description, we refer you to Maryland law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to materials we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of amendments by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides, except with respect to amendments to the provisions of our charter regarding restrictions on the transfer and ownership of our stock and certain provisions relating to our board of directors, for approval of amendments to our charter by a majority of the votes entitled to be cast on the matter. The board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held in May of each year at a date and time as determined by our board. Special meetings of stockholders may be called only by a majority of our directors, our Chairman, our President or our Chief Executive Officer and must be called by our Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. Only matters set forth in the notice of the meeting may be considered and acted upon at such a meeting. Maryland law provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board or to approve its own proposal.

Board of Directors

Our board of directors consists of seven directors and may be increased or decreased by our board to a number of directors not less than the minimum number required by the MGCL nor more than 15. Directors are elected by a plurality of the votes cast at each annual meeting of stockholders to serve until the next annual meeting and until their successors are elected and qualify. Any vacancy will be filled, including any vacancy created by an increase in the number of directors, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our charter and bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of the votes entitled to be cast. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the MGCL, we have exempted any business combinations involving the issuance of shares to Prudential and Whitehall. Accordingly, the five-year prohibition and the super-majority vote requirements will not apply to any business combinations between Prudential and Whitehall and us.

Control Share Acquisitions

With certain exceptions, the MGCL provides that “control shares” of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees. Control shares are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares in question. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our stock from the control share provisions of Maryland law. Nothing prevents our board from amending or repealing this provision in the future, except with respect to Prudential and Whitehall, who will not be subject to the operation of the control shares provision of the MGCL without their prior consent in the event that our board amends or repeals this provision in the future.

Maryland Unsolicited Takeovers Act

The MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the full remainder of the term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws, we already (a) require a two-thirds vote for the removal of any director from our board, (b) vest in our board the exclusive power to fix the number of directorships and (c) require, unless called by our Chairman, our President, our Chief Executive Officer, or our board, the request of holders of a majority of outstanding shares to call a special meeting. We have also elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or director, against any claim or liability arising from that service and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT. If our board of directors so determines, the restrictions in the section below entitled “—Restrictions on Ownership and Transfer” will no longer apply.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements of the Code do not apply to the first year for which an election to be a REIT is made.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person from these limits. However, our board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board for exemption, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the Trust. In connection with our initial public offering, our board waived the ownership limit with respect to Prudential and Whitehall. Therefore, the above ownership limits do not apply to the common stock owned, directly or indirectly, by Prudential and Whitehall. Thus, there can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of our outstanding stock, thereby causing us to fail to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT in circumstances where it has received a request for exemption and is unable to satisfy itself that the ownership limitations will not be violated.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The Director of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Director upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Director. Any dividend or distribution paid to the Director will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Director will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Director acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Director will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Director will sell the shares to a person designated by the Director, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Director will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give a value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Director from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Director upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Director has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Director will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

The following discussion summarizes our taxation and the material U.S. Federal income tax consequences to stockholders of their ownership of our stock. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold our stock as a capital asset and does not deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the U.S. Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold our stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisor regarding the tax consequences to you of acquiring, owning and selling our stock including the U.S. Federal, state, local and foreign tax consequences of acquiring, owning and selling our stock in your particular circumstances and potential changes in applicable laws.

Taxation of the Company as a REIT

In the opinion of Mayer, Brown, Rowe & Maw LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing its opinion, Mayer, Brown, Rowe & Maw LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Mayer, Brown, Rowe & Maw LLP by us. Commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.

Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes the material aspects of relevant sections of the Code.

As a REIT, we generally will not have to pay U.S. Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, will generally not be eligible for (i) the reduced tax rates applicable to dividends received by individuals or (ii) the corporate dividends received deduction. In addition, our domestic taxable REIT subsidiary will be subject to U.S. Federal, state and local corporate income tax.

Foreign countries impose taxes on our hotels and our operations within their jurisdictions. To the extent possible, we will structure our acquisitions of foreign properties and activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or to reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those taxes.

Certain of our subsidiaries will be required to indemnify certain of their members if such members are not allocated a certain minimum level of debt for U.S. Federal income tax purposes. Although we expect to maintain a sufficient amount of debt to allocate to such members so as to not trigger such indemnification obligation, it is possible that an indemnity payment will have to be made by us to members of such subsidiaries if the amount of debt allocated to such members is reduced beyond a certain minimum amount.

Even if we qualify for taxation as a REIT, we may be subject to U.S. Federal income tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference, if any.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property”, as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying net income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•	Fourth, if we have net income from “prohibited transactions”, as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Income Tests”, but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a non-deductible 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we subsequently recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax.

•	Eighth, if we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined under “—Asset Tests”), we will be subject to a 100% tax on the amount of our non-arm’s length income.

•	Ninth, if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

•	Tenth, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association that is:

•	managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•	that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Under applicable Treasury regulations, we must maintain certain records and request certain information from our stockholders designed to disclose the actual ownership of our stock.

We expect that we will satisfy the conditions described in the first through sixth bullet points of the second preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to our stock is described in this prospectus under the heading “Certain Provisions of Maryland Law and of our Charter and Bylaws—Restrictions on Ownership and Transfer”. Our board of directors will require an IRS ruling or an opinion of counsel before granting any request for an exemption from such ownership limitations in circumstances where it is unable to satisfy itself that the ownership limitations would not be violated.

We own indirect interests in a number of corporate subsidiaries. Code Section 856(i) provides that unless a REIT makes an election to treat the corporation as a taxable REIT subsidiary (as defined below), a wholly owned corporate subsidiary of a REIT which is a “qualified REIT subsidiary”, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as assets, liabilities and items of these kinds of the REIT. Thus, in applying the requirements described in this section, our qualified REIT subsidiaries, if any, will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of ours. Because our principal and probably only asset will be an interest in SHC Funding, we do not intend to have any wholly-owned corporate subsidiaries.

If, as in our case, a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of SHC Funding, which is our principal asset, are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by SHC Funding or any other entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership in which we own an interest, either directly or through one or more tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships such as SHC Funding, can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. See the fourth bullet point under the section “—Taxation of the Company as a REIT” for a discussion of prohibited transactions. Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of SHC Funding or any entity that is either a disregarded entity (including a qualified REIT subsidiary) or partnership for U.S. Federal income tax purposes in which we maintain an interest through multiple tiers of disregarded entities (including qualified REIT subsidiaries) or partnerships.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation.

Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. Although we expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below in the section entitled “—Income Tests”, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below in the section entitled “—Income Tests”. Accordingly, the entity through which we hold an interest in the hotels generally leases the hotels to a TRS (or an entity that is treated as a branch of the TRS for tax purposes), and the TRS engages independent third parties to operate the hotels. Currently, our hotels are operated and managed by hotel management companies. For purposes of the discussion below, the term “TRS” shall include any entity that is treated as a branch of the TRS for U.S. Federal income tax purposes. We do not lease the Paris Marriott Champs Elysées to a TRS. In order to comply with French law and the REIT qualification rules, SanMon Services, LLC, or a subsidiary thereof, an entity controlled by an independent third party, subleases the hotel from us, pays us rent and has entered into a management agreement with the property manager. The owner of SanMon Services, LLC bears the economic risks and benefits of this arrangement.

A TRS is not permitted to directly or indirectly operate or manage a hotel but a TRS can lease a hotel provided that the TRS meets the following conditions:

•	First, the hotel must be a qualified lodging facility. A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we are not permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

•	Second, the manager must be an eligible independent contractor. An eligible independent contractor is a hotel operator that is not related to the REIT or the TRS and that, at the time the management contract is entered into, is in the trade or business of managing hotels for persons not related to the REIT or the TRS. For this purpose, a contractor is not related to the REIT or the TRS if such person does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT or TRS and no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT or TRS owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor, and the REIT or TRS does not directly or indirectly derive any income from such person. Accordingly, our TRSs do not directly operate or manage the hotels. Rather, our TRSs have entered into management contracts with hotel management companies which operate and manage the hotels. To the best of our knowledge and belief, the hotel management companies are not related to us or the TRSs. The TRSs are permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•	First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property”, as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest and gain from the sale or disposition of stock or securities that do not constitute dealer property, or from any combination of these types of sources.

For taxable years beginning on or after January 1, 2005, the American Jobs Creation Act of 2004, signed into law on October 22, 2004, or the 2004 Act, clarifies the types of transactions that are hedging transactions for purposes of the 95% gross income test and states that any income from a hedging transaction that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test.

Rents that we receive or are deemed to have received will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRSs are based on the gross receipts of the TRSs from the hotels.

•	Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant”. As described above, most of our rental income is from the leases to our TRSs.

•	Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•	Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue and who is adequately compensated or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

Each of our domestic hotels is leased to a separate limited liability company owned directly by our domestic TRS. The use of limited liability companies below a single TRS allows the losses of one limited liability company that leases a hotel to be offset against the profits of the other limited liability companies. If a TRS has an overall net loss, that loss cannot be used to offset our taxable income. Rather, the TRS can carry the loss back or forward pursuant to IRS rules. In the case of certain of our foreign hotels, a separate TRS has been set up in the foreign jurisdiction in which the hotel is located and the foreign TRS leases the hotel from us. With respect to other foreign hotels and certain other foreign assets, we hold our interest through a TRS which will pay us dividends from its profits, except in the case of the Paris Marriott Champs Elysées, where we sublease our interest to an affiliate of an independent third party.

These leases provide for a base rent plus a fixed percentage of the gross revenues from the operation of the hotel. Each lease must be a true lease. If our leases are not respected as true leases, we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we can give no assurance that the IRS will not successfully assert that the leases should not be respected as true leases.

Except as described above with respect to a TRS, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

We believe that each of the leases with our TRSs conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, there can be no assurance that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property”. If such failures were in sufficient amounts, we might not be able to satisfy either of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction and credit among and between us and our TRS under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor any of our TRSs directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRSs to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions, as modified by the 2004 Act, will generally be available if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file with the IRS a schedule describing each item of our qualifying gross income for the taxable year of the failure.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under the section “—Taxation of the Company as a REIT”, even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy three tests relating to the nature of our assets:

•	First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•	Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by a TRS may not exceed 5% of the value (“5% test”) of our total assets, and we may not own more than 10% of the vote (“10% voting test”) or value (“10% value test”) of any one issuer’s outstanding securities, except in the case of a TRS as described above. As a consequence, if the IRS would successfully challenge the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

The following assets are not treated as “securities” held by us for purposes of the 10% value test (i) ”straight debt” meeting certain requirements, unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay us amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.

If we fail to meet the 5% test, the 10% value test or the 10% voting test described in the third bullet point of the second paragraph above at the end of any quarter and such failure is not cured within 30 days thereafter, we would fail to qualify as a REIT. Under the 2004 Act, after the 30 day cure period, we could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000 if the disposition occurs within six months after the last day of the calendar quarter in which we identify the violation. For violations of these tests that are larger than this amount and for violations of the other asset tests described in the preceding paragraph, where such violations are due to reasonable cause and not willful neglect, the 2004 Act permits us to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (within six months after the last day of the calendar quarter in which we identify the violation) and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by our net income generated by the non-qualifying assets during the period beginning on the first date of the failure and ending on the date we dispose of the asset (or otherwise cure the asset test failure).

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income”, computed without regard to the dividends paid deduction, and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates, as the case may be. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders’ long-term capital gains. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain income for that year, and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay penalties and interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

The 2004 Act provides additional relief in the event that we fail to satisfy one or more requirements for qualification as a REIT, other than the 75% gross income test and the 95% gross income test and other than the new rules provided for failures of the asset tests described above if:

•	the violation is due to reasonable cause and not willful neglect; and

•	we pay a penalty of $50,000 for each failure to satisfy the provision.

Tax Basis of Assets

Our share of SHC Funding’s basis in its assets will not be adjusted in connection with this prospectus and will generally be substantially less than the fair market value of the hotels as of the date of this prospectus. Furthermore, we intend to generally use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative” or “remedial” method for making such allocations. Consequently, (a) our depreciation deductions with respect to our hotels will likely be substantially less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of this prospectus and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of this prospectus.

Taxation of Stockholders

U.S. Stockholders

As used in this section, the term “U.S. stockholder” means a holder of our stock who, for U.S. Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source;

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust; or

•	a person or entity otherwise subject to U.S. Federal income taxation on a net income basis.

Distributions. As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Our individual U.S. stockholders will generally not be entitled to the lower tax rate applicable to certain types of dividends under law enacted in 2003 except that individual U.S. stockholders may be eligible for the lower tax rate with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders) or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us on these items during our previous taxable year. Individual U.S. stockholders should consult their own tax advisors to determine the impact of this legislation. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. Federal income tax rate to the extent of previously claimed real property depreciation.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis which the U.S. stockholder has in his stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in his stock will be taxable as capital gains, provided that the stock has been held as a capital asset.

Dividends authorized by us in October, November or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding our stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment interest limitation under Section 163 of the Code. Net capital gain from the disposition of our stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Sales of Stock. When a U.S. stockholder sells or otherwise disposes of our stock, the stockholder will recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the stock for tax purposes. This gain or loss will be capital gain or loss if the U.S.

stockholder has held the stock as a capital asset. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the stock for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Redemption of Stock. The treatment to be accorded to any redemption by us of the stock can only be determined on the basis of particular facts as to each holder of our stock at the time of redemption. In general, a preferred holder will recognize capital gain or loss measured by the difference between the amount realized by the holder upon the redemption and the holder’s adjusted tax basis in the stock redeemed, provided the stock is held as a capital asset, if the redemption

•	results in a “complete termination” of the holder’s shares interest in all classes of our stock under Section 302(b)(3) of the Code,

•	is “substantially disproportionate” with respect to the holder’s interest in us under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder of our stock under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of our stock depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine the tax treatment to them. Any portion of the redemption proceeds attributable to a declared but unpaid dividend will be treated as a distribution to the stock as described above under “—Taxation of Stockholders—U.S. Stockholders—Distributions”.

A “substantially disproportionate” reduction in the interest of a holder of our stock will have occurred if, as a result of the redemption,

•	the holder’s ownership of all of our outstanding voting stock is reduced immediately after the redemption to less than 80% of the holder’s percentage interest in the shares immediately before the redemption;

•	the holder’s percentage ownership of the interest of our stock after and before the redemption meets the same 80% requirement; and

•	the holder owns, immediately after the redemption, less than 50% of the total combined voting power of all classes of shares entitled to vote.

Based upon current law, it is possible that a redemption of our stock from a holder of our stock would be considered “not essentially equivalent to a dividend”. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances. The application of these tests to a redemption of our stock is unclear, and a holder of our stock should consult its own tax adviser to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the stock will be treated as a distribution on the stock as described above under “—Taxation of Stockholders—U.S. Stockholders—Distributions”. If the redemption is taxed as a dividend, the holders’ adjusted tax basis in the stock will be transferred to any other shareholdings of the holder in us. If, however, the shareholder has no remaining shareholdings in us, such basis could be transferred to a related person or it may be lost.

Backup Withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with his correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder (i) is not an entity described in the next paragraph, (ii) has not held its stock as “debt financed property” within the meaning of the Code and (iii) does not hold its stock in a trade or business, the dividend income received by such stockholder with respect to the stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of our stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the stock as “debt financed property” within the meaning of the Code or has used the stock in an unrelated trade or business.

Income from an investment in our stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts”. A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•	either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust that owns more than 10% of the value of the REIT’s interests is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “—Taxation of Stockholders—U.S. Stockholders—Distributions” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. Federal income tax on a net income basis who own our stock, which we call “non-U.S. stockholders”, are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income dividends to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of Capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s stock. Distributions of this kind will instead reduce the adjusted basis of the stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of our stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Capital Gain Dividends. For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended. Under this statute, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to the Foreign Investment in Real Property Tax Act made to non-U.S. stockholders may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to a treaty exemption. We are required by applicable Treasury regulations under this statute to withhold and remit to the IRS 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under this statute. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

If a class of our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market (e.g., the New York Stock Exchange), a distribution with respect to such class of stock received by a non-U.S. stockholder that does not own more than 5% of that class of stock during the tax year within which the distribution is received will not be treated as gain that is effectively connected with a U.S. business. As such, a non-U.S. stockholder who does not own more than 5% of the relevant class of stock at any time during the applicable taxable year would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution would be treated as a REIT dividend to that non-U.S. stockholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax would not apply to such distributions. However, there can be no assurance that a particular class of our stock will at any time be regularly traded on an established securities market.

Sales of Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our stock generally will not be taxed under the Foreign Investment in Real Property Tax Act if we are a “domestically controlled REIT”, defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we will be a domestically controlled REIT, and, therefore, that taxation under this statute generally will not apply to the sale of our stock. However, gain to which this statute does not apply will be taxable to a non-U.S. stockholder if investment in the stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non- U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the Foreign Investment in Real Property Tax Act does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we do not qualify as a domestically controlled REIT, tax under the Foreign Investment in Real Property Tax Act would apply to a non-U.S. stockholder’s sale of our stock, unless our stock is regularly traded on an established securities market at the time of such sale and such non-U.S. stockholder does not own more than 5% of our stock at any time during a specified period. This period is generally the shorter of the period that the non- U.S. stockholder owned the stock sold or the five-year period ending on the date when the stockholder disposed of the stock. If tax under this statute applies to the gain on the sale of our stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

In any event, a purchaser of our stock from a non-U.S. stockholder will not be required under the Foreign Investment in Real Property Tax Act to withhold on the purchase price if the purchased class of stock is regularly traded on an established securities market and the seller did not own more than 5% of such class of stock at any time during the taxable year or if we are a domestically controlled REIT. Otherwise, under the Foreign Investment in Real Property Tax Act, the purchaser of our stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.

Backup Withholding and Information Reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments and

•	the payment of the proceeds from the sale of our stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of our stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

We may sell the offered securities to or through one or more underwriters or dealers for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us, or through a combination of any of these methods. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our stockholders. In connection with subscription offerings or the distribution of subscription rights to stockholders, if all of the underlying offered securities are not subscribed for, we may sell those unsubscribed offered securities to third parties directly or through agents and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly or through agents, which agents may be affiliated with us.

Our securities may also be sold in one or more of the following transactions:

•	block transactions in which a broker/dealer may sell the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its own account pursuant to the applicable prospectus supplement;

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers; and

•	special offerings, exchange distributions or secondary distributions in accordance with applicable New York Stock Exchange or other stock exchange rules.

Each prospectus supplement filed with respect to any offered securities, to the extent applicable, will describe the number and terms of the securities to which such prospectus relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices related to the prevailing market prices at the time of sale or at negotiated prices, any of which may represent a discount from the prevailing market price. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of offered securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agent. Underwriters may sell offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount of the securities covered by contracts.

Our shares of common stock are principally traded on the New York Stock Exchange. Other than the common stock and unless otherwise disclosed in a prospectus supplement, we do not propose to list the offered securities on a securities exchange. Any underwriters to whom we sell securities for public offering and sale may make a market in those securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We can give no assurance as to the liquidity of or the trading markets for any of the offered securities.

Some of the underwriters, dealers and agents and their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking services to us for which they have in the past received, and in the future may receive, customary fees.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of CIMS Limited Partnership and Inter-Continental Florida Limited Partnership (entities under common ownership and management) as of and for the year ended December 31, 2004 incorporated by reference from the Company’s Current Report on Form 8-K filed on April 7, 2005, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the offered securities will be passed upon for Strategic Hotel Capital by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Mayer, Brown, Rowe & Maw LLP will rely on the opinion of Venable LLP as to matters of Maryland law. Mayer, Brown, Rowe & Maw LLP has in the past represented and is currently representing Strategic Hotel Capital and some of its affiliates.

WHERE YOU CAN FIND MORE INFORMATION

Strategic Hotel Capital is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Securities and Exchange Commission’s public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such materials may also be inspected on the Securities and Exchange Commission’s website at www.sec.gov. Strategic Hotel Capital’s outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SLH”, and all such reports, proxy statements and other information filed by Strategic Hotel Capital with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. You can also obtain information about Strategic Hotel Capital at its website, www.shci.com.

This prospectus constitutes part of a registration statement on Form S-3 filed by Strategic Hotel Capital with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the registration statement.

INCORPORATION BY REFERENCE

There are incorporated by reference in this prospectus the following documents previously filed by Strategic Hotel Capital with the Securities and Exchange Commission.

(a)	Strategic Hotel Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	Strategic Hotel Capital’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

(c)	Strategic Hotel Capital’s Current Reports on Form 8-K filed March 14, 2005, March 18, 2005, March 25, 2005, April 5, 2005, April 7, 2005, as amended, April 12, 2005 and May 23, 2005; and

(d)	The description of the shares of common stock contained in Strategic Hotel Capital’s registration statement on Form 8-A filed on June 21, 2004.

The Securities and Exchange Commission has assigned file number 1-32223 to reports and other information that Strategic Hotel Capital files with the Securities and Exchange Commission.

All documents subsequently filed by Strategic Hotel Capital pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering of the offered securities, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Strategic Hotel Capital will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to:

Secretary

Strategic Hotel Capital, Inc.

77 West Wacker Drive, Suite 4600

Chicago, Illinois 60601

(312) 658-5000

                 Shares

    % Series B Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

Prospectus Supplement

                , 2006

Wachovia Securities

Raymond James

A.G. Edwards

RBC Capital Markets

Stifel Nicolaus